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APPENDIX A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

St. Jude Medical, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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Notice of 2015 Annual Meeting and

Proxy Statement

ST. JUDE MEDICAL, INC.

       One St. Jude Medical Drive

St. Paul, Minnesota 55117

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	8:30 a.m. central time Thursday, May 7, 2015
PLACE	Minnesota History Center 345 Kellogg Boulevard West St. Paul, Minnesota 55102
	(1)	To elect two members to our Board of Directors for terms ending in 2018.
	(2)	To approve the compensation of our named executive officers.
	(3)	To approve the St. Jude Medical, Inc. Amended and Restated Management Incentive Compensation Plan.
	(4)	To approve an amendment to our Articles of Incorporation and Bylaws to declassify our Board of Directors.
	(5)	To ratify the appointment of our independent registered public accounting firm for 2015.
	(6)	To act on a shareholder proposal regarding proxy access if properly presented at the meeting.
	(7)	To transact such other business as may properly come before the meeting.
RECORD DATE	Holders of St. Jude Medical, Inc. common stock of record at the close of business on March 10, 2015 are entitled to notice of and to vote at the meeting.
PROXY VOTING
It is important that your shares be represented at the meeting, regardless of the number of shares you hold. PLEASE VOTE AS SOON AS POSSIBLE BY MAIL, PHONE OR INTERNET. Instructions on voting your shares are on the Notice of Internet Availability of Proxy Materials you received for the annual meeting. If you received paper copies of our proxy materials, instructions on the different ways to vote your shares are found on the enclosed proxy form. You should vote by proxy even if you plan to attend the meeting. You can revoke a proxy at any time before its exercise at the meeting by following the instructions in the accompanying proxy statement.

Jason Zellers Vice President, General Counsel & Corporate Secretary

March 25, 2015

St. Jude Medical, Inc.
One St. Jude Medical Drive
St. Paul, MN 55117

Proxy Statement for Annual Meeting of Shareholders
to be held on May 7, 2015

GENERAL INFORMATION ABOUT THE MEETING

       We are providing these proxy materials in connection with the solicitation by the Board of Directors of St. Jude Medical, Inc. ("St. Jude Medical," the "Company," "we" or "us") of proxies to be voted at our 2015 Annual Meeting of Shareholders and at any reconvening of this meeting following any adjournment thereof.

       You are cordially invited to attend the annual meeting on May 7, 2015, beginning at 8:30 a.m. central time. The meeting will be held at the Minnesota History Center, 345 Kellogg Boulevard West, St. Paul, Minnesota. The location is accessible to handicapped persons.

       Pursuant to rules adopted by the Securities and Exchange Commission (the "SEC"), we have elected to provide access to our proxy materials primarily over the internet. Accordingly, we have sent to most of our shareholders a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access this proxy statement and our 2014 Annual Report on-line. Shareholders who have received the Notice will not be sent a printed copy of our proxy materials in the mail unless they request to receive one.

       Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 7, 2015: This Proxy Statement and Our 2014 Annual Report are Available at www.proxyvote.com.

       We are first making available this proxy statement and the forms of proxy and voting instructions on or about March 25, 2015 to holders of our common stock on March 10, 2015, the record date for the meeting.

Proxies and Voting Procedures

       Your vote is important. Because many shareholders cannot attend the annual meeting in person, it is necessary that a large number be represented by proxy. If you are a shareholder of record as of the record date, you can give a proxy to be voted at the meeting in any of the following ways:

•
Over the telephone by calling a toll-free number (if you received paper copies of our proxy materials)

•
Electronically, using the internet

•
By completing, signing and mailing the proxy card (if you received paper copies of our proxy materials)

       The telephone and internet voting procedures have been set up for your convenience. We encourage you to save corporate expense by submitting your vote by telephone or internet. The procedures have been designed to authenticate your identity, to allow you to give voting instructions and to confirm that those instructions have been recorded properly. If you are a shareholder of record and would like to submit your proxy by telephone or internet, please refer to the specific instructions provided on the Notice or on the enclosed proxy card. If you received paper copies of our proxy materials and wish to submit your proxy by mail, please return your signed proxy card to us before the meeting.

       If your shares are held in the name of a broker, bank or other nominee, then the broker, bank or other nominee is considered to be the shareholder of record with respect to those shares, and you must vote your shares in the manner prescribed by the broker, bank or other nominee. Your broker, bank or other nominee has provided a voting instruction card for you to use in directing the broker, bank or other nominee how to vote your shares. If your shares are held in the name of a broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the broker, bank or other nominee to be able to vote at the meeting.

       You may revoke your proxy and change your vote at any time before your proxy is voted at the meeting. If you are a shareholder of record, you may revoke your proxy and change your vote by submitting a later-dated proxy by telephone, internet or mail, or by voting in person at the meeting. If your shares are held in the name of a broker, bank or other nominee, contact your broker, bank or other nominee regarding how to revoke your proxy and change your vote.

       All shares entitled to vote at the meeting and represented by properly completed proxies received before the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you sign and return your proxy card or submit your proxy by telephone or internet and do not indicate how your shares should be voted on any particular matter, the shares represented by your proxy will be voted in accordance with the recommendation of the Board of Directors on that matter, as set forth in this proxy statement.

       If any other matters are properly presented at the annual meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named as proxies will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At the date this proxy statement was printed, the Company did not anticipate that any matters other than those set forth in the Notice of Annual Meeting of Shareholders would be raised at the meeting.

Shareholders Entitled to Vote

       Shareholders at the close of business on the record date are entitled to notice of and to vote at the annual meeting. Each share is entitled to one vote on each matter properly brought before the meeting, and there is no cumulative voting.

       On the record date, March 10, 2015, there were                 shares of common stock outstanding and, therefore, entitled to vote at the annual meeting.

Required Vote

       The presence, in person or by proxy, of a majority of the shares entitled to vote at the meeting is necessary to constitute a quorum at the meeting for the transaction of business.

       Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a broker, bank or other nominee holding shares for a beneficial owner is present in person or by proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Under the rules of the New York Stock Exchange (the "NYSE"), brokers, banks and other nominees do not have discretionary authority to vote with respect to (i) the election of the Company's Directors, (ii) the amendments to our Articles of Incorporation and Bylaws to declassify our Board of Directors (the "Declassification Proposal"), (iii) the advisory vote to approve the compensation of our named executive officers (the "Say on Pay Proposal"), (iv) the approval of our Amended and Restated Management Incentive Compensation Plan (the "MICP Proposal") and (v) the shareholder proposal regarding proxy access (the "Shareholder Proposal").

       In an uncontested election (where, as at the annual meeting, the number of Director nominees does not exceed the number of Directors to be elected), our Articles of Incorporation provide that a Director is elected if the number of votes cast "for" a Director exceeds the number of votes cast "against" the election of that Director. To address a holdover provision in Minnesota law that allows a Director who has not been re-elected to remain in office until a successor is identified, our Principles of Corporate Governance require that any Director nominee who receives a greater number of votes "against" his or her election than votes "for" such election must promptly offer to tender his or her resignation following certification of the shareholder vote. The Governance and Nominating Committee will consider the resignation offer and recommend to the Board whether to accept it. The Board will act on the Governance and Nominating Committee's recommendation within 90 days following certification of the shareholder vote. The Board will promptly disclose its decision whether to accept the Director's resignation offer (and the reasons for rejecting the resignation offer, if applicable) in a press release. Any Director who offers to tender his or her resignation as described above will not participate in the Governance and Nominating Committee's recommendation or Board action regarding whether to accept the resignation offer.

       At any meeting for which the number of Director nominees exceeds the number of Directors to be elected, our Articles of Incorporation provide that Directors are elected by a plurality of the votes present and entitled to vote on the election of Directors. This means that if shareholders are electing two Directors, the two Director nominees receiving the highest number of votes will be elected.

       The affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the annual meeting is required to approve the Say on Pay Proposal, the MICP Proposal and the Shareholder Proposal and to ratify the appointment of our independent registered public accounting firm for 2015, provided that the total number of shares that voted in favor of each proposal constitutes more than 25% of our outstanding shares. The affirmative vote of at least 80% of the votes entitled to be cast by holders of all outstanding shares at the 2015 Annual Meeting of Shareholders is required to approve the Declassification Proposal.

       Abstentions on any matter will be counted as shares that are present and entitled to vote for purposes of determining the approval of such matter. Abstentions have no effect on the election of Directors and have the same effect as a vote "against" the other proposals. Broker "non-votes" on any matter will not be considered as present and entitled to vote for purposes of determining the approval of such matter.

Cost of Proxy Solicitation

       St. Jude Medical will pay the cost of soliciting proxies. We are soliciting proxies primarily by mail. Proxies may be solicited on behalf of the Company by Directors, officers or employees of the Company in person or by telephone, facsimile or other electronic means. These persons will not receive any additional compensation for providing this service.

       In accordance with the regulations of the SEC and the NYSE, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock.

GOVERNANCE OF THE COMPANY

Board Leadership Structure

       The Board of Directors of St. Jude Medical is responsible for overseeing the business, property and affairs of the Company. Members of the Board are kept informed of the Company's business through discussions with the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its Committees.

       The Board is currently comprised of Mr. Daniel J. Starks, who has served as Chairman of the Board, President and Chief Executive Officer since 2004, and seven independent Directors. Mr. John W. Brown has served as Presiding Director since 2006. The Presiding Director plays an important role in the Board's governance structure. The Presiding Director works closely with the Chairman and the other Directors, as appropriate, to set and approve the agenda for Board and Governance and Nominating Committee meetings, to ensure that there is an appropriate flow of information to the Board and to make sure that management properly and adequately addresses matters of interest to the Board. The Chairman conducts the actual Board meetings, and the Presiding Director organizes and presides over all executive sessions of the non-management, independent Directors. The other principal responsibilities of the Presiding Director include:

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Counseling the Chairman on issues of interest or concern to the independent Directors;

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Evaluating, along with the members of the Board, the Chairman's performance and meeting with the Chairman to discuss the Board's evaluation;

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Advising the Chairman concerning the independent Directors' views as to the quantity, quality and timeliness of the flow of information from management that is necessary for the independent Directors to effectively and responsibly perform their duties; and

•
Conducting an annual self-assessment to evaluate the effectiveness of the Board and individual Board members.

       The Presiding Director also serves as Chairman of the Governance and Nominating Committee, the principal Board committee charged with responsibility for the Board's governance structure. In this dual role, the Presiding Director facilitates the ability of non-management Directors to fulfill their responsibilities and provides a structure for communicating any concerns the non-management Directors may have directly to the Company's executive management.

       The Board is comprised of qualified and experienced leaders with the ability to act independently in providing oversight to the Company. Of the seven independent Directors serving on the Board, four are currently serving or have served as chief executive officers of other companies. Of the three independent Directors who have not served as a chief executive officer of a company, one Director served as chief financial officer of a multi-billion dollar manufacturer of specialty medical technology products, one served as chief marketing officer for one of the largest pharmaceutical companies in the world and one has held a number of leadership positions in two of the largest information technology companies in the world. Accordingly, we believe that all of our Directors have demonstrated seasoned leadership in large enterprises and are familiar with board processes. For additional information about the backgrounds and qualifications of the Directors, see "Director Qualifications" on page 8 of this proxy statement.

       The Board believes that there is no single best organizational model that is the most effective in all circumstances and that the shareholders' interests are best served by allowing the Board to retain the flexibility to determine the optimal organizational structure for the Company at a given time, including whether the Chairman role should be held by an independent Director or a senior executive who serves on the Board. The members of the Board possess considerable experience and unique knowledge of the challenges and opportunities the Company faces and are in the best position to evaluate the needs of the Company and how best to maximize the capabilities of the Directors and management to meet those needs.

       We believe that the Company, like many U.S. companies, is best served by having one person serve as both Chief Executive Officer and Chairman of the Board. The Board believes that through this leadership structure, Mr. Starks is able to draw on his intimate knowledge of the daily operations of the Company and its relationships with customers and employees to provide the Board with leadership in setting its agenda and properly focusing its discussions. As the individual with primary responsibility for managing our day-to-day operations, Mr. Starks is also best-positioned to chair regular Board meetings and ensure that key business issues are brought to the Board's attention. The combined role as Chairman and Chief Executive Officer also ensures that the Company presents its message and strategy to shareholders, employees, customers and other stakeholders with a unified, single voice. The appointment by the Board of an experienced independent Presiding Director with substantial responsibilities provides additional strength and balance to our Board leadership structure.

Board's Role in Risk Oversight

       The Board takes an active role in risk oversight of the Company both as a full Board and through its Committees. Through detailed reviews, discussions and presentations by executive management and other business leaders, the Board reviews and advises with respect to the Company's business strategies and financial plans, with attention and focus on the risks to achievement of these strategies and plans. Such risks include those inherent in the Company's businesses as well as the risks from external sources such as competitors, the economy and credit markets, and regulatory and legislative developments. In addition, leaders of the Company's key functional areas (e.g., IT, Legal and Regulatory) regularly update the Board on risks in their areas.

       At least annually, management provides a report to the Board identifying the principal risks facing the Company and its subsidiaries. Management identifies and prioritizes these risks and also evaluates the Company's preparedness to respond to the most significant of these risks, if realized. The risks and risk mitigation plans are then reported to and reviewed with the Board. This report is intended to assist the Board in its evaluation of the Company's risk management practices and to promote a culture that actively identifies and manages risk. The Company also assesses significant strategic and operational risks as part of its operating and strategic plans that it presents to the Board on an annual basis. More in-depth information and discussion of particular risk areas may be provided upon request of the Board.

       Each year management also conducts an assessment of financial risks to the Company and reports its findings to the Audit Committee, which in turn provides a summary to the full Board. The financial risk assessment process is facilitated by St. Jude Medical's Global Internal Audit team. Members of the Internal Audit team interview key department and functional leaders from a global cross-section of the Company to identify and evaluate financial risks and the steps being taken to mitigate the risks. Identified risks are prioritized based on the potential exposure to the business, measured as a function of the severity and likelihood of occurrence. At least annually, there is also an evaluation of management's preparedness to respond to the most significant risks, if realized. The risk profiles and current and future mitigating actions are discussed and refined during subsequent discussions with senior management. A summary of the results of the financial risk assessment process and risk mitigation activities is presented to the Audit Committee, provided to the full Board and discussed by the Board.

       The Audit Committee meets regularly with Company management with regard to the Company's financial risk management processes, controls and capabilities and with the Company's Chief Internal

Auditor with regard to significant control matters. The Audit Committee also oversees and reviews with management the liquidity of the Company and its subsidiaries, the Company's funding needs and other finance matters. In addition, the Audit Committee reviews the Company's procedures regarding the receipt, retention and treatment of complaints regarding accounting controls or audit matters.

       The Compensation Committee oversees the Company's executive compensation arrangements, including the identification and management of risks that may arise from the Company's executive compensation policies and practices. For a discussion of the Compensation Committee's assessment of the risks arising from the Company's executive compensation practices and policies, see "Compensation Risk Analysis" on page 38.

       The Governance and Nominating Committee has oversight of corporate governance, including establishing practices and procedures that promote good governance and thus mitigate governance risk, and is also responsible for reviewing the performance of the Board, its Committees and their members.

Meeting Attendance and Executive Sessions

       During 2014, the Board held five (5) meetings. Each Director attended at least 75% of all meetings of the Board and of the Committees on which the Director served.

       The independent members of the Board also meet at scheduled executive sessions at least twice each year. These sessions are chaired by the Presiding Director, who is the Chairman of the Governance and Nominating Committee.

Principles of Corporate Governance

       The Company's Principles of Corporate Governance are available on the Company's website at www.sjm.com.

Code of Business Conduct

       The Company has adopted a Code of Business Conduct for its Board, principal executive officer, principal financial officer, principal accounting officer, corporate controller and all other employees. The Code of Business Conduct is available on the Company's website at www.sjm.com.

Communications with Directors

       Any interested party wishing to communicate with one or more Directors may do so by sending a letter addressed to the Director or Directors at:

  c/o Corporate Secretary
  St. Jude Medical, Inc.
  One St. Jude Medical Drive
  St. Paul, MN 55117

       The Corporate Secretary of St. Jude Medical will review all such correspondence and regularly forward to the Board a summary of all such correspondence and copies of all correspondence that, in the Corporate Secretary's opinion, deal with the functions of the Board or its Committees or that the Corporate Secretary otherwise determines require the attention of any member, group or Committee of the Board of Directors. Board members may at any time review a log of all correspondence received by the Company that is addressed to Board members and obtain copies of any such correspondence.

Director Nomination Process

       The Governance and Nominating Committee identifies and nominates appropriate candidates for the Board of Directors. The Governance and Nominating Committee works closely with the Board to develop selection criteria and identify candidates. The Committee considers suggestions from many sources, including other Directors, search firms and shareholders, for possible candidates for Directors. The Governance and Nominating Committee considers all candidates in the same manner, regardless of the source that proposed them.

       Any shareholder wishing to recommend that a person be appointed to the Board of Directors or that management nominate a person for election to the Board of Directors may submit such a recommendation to:

  Governance and Nominating Committee
  c/o Corporate Secretary
  St. Jude Medical, Inc.
  One St. Jude Medical Drive
  St. Paul, MN 55117

       The Governance and Nominating Committee will review all nominees to the Board of Directors, which includes an assessment of a nominee's judgment, experience, independence and such other factors as the Governance and Nominating Committee concludes are pertinent in light of the Board's needs.

       Once candidates are identified, they are evaluated through a series of interviews with members of the Governance and Nominating Committee, several other Directors and members of management, including the Company's General Counsel. Candidates are also asked to complete a Director questionnaire used by the Company.

       The Governance and Nominating Committee has worked in the past with independent search firms that assist in identifying Director candidates.

Director Attendance at Annual Shareholder Meeting

       All of the Company's Directors attended the 2014 Annual Meeting of Shareholders. The Company reimburses a Director's travel expenses for attending the annual shareholder meeting, but attendance by non-management Directors is not required. A meeting of the Board of Directors will be held in conjunction with the 2015 Annual Meeting of Shareholders in order to facilitate attendance by Directors at the meeting.

Director Independence and Audit Committee Financial Literacy and Expertise

       The Board undertakes an annual review of Director independence. As part of that process, in February of each year, the Board reviews all transactions and relationships between each Director (or any member of his or her immediate family) and the Company, including transactions and relationships described in the responses of the Directors to questions regarding employment, business, familial and other relationships with the Company and its management. At the conclusion of each of the 2014 and 2015 Director independence reviews, the Board affirmatively determined that each of the Directors, except Mr. Starks, are independent under the Company's Principles of Corporate Governance and Bylaws and the NYSE listing standards and have no material relationships with the Company other than their positions on the Board of Directors.

       In February 2014 and 2015, the Board specifically considered Richard R. Devenuti's relationship with EMC Corporation and the Company's purchase of hardware and software from EMC Corporation during the immediately preceding fiscal years, as well as potential purchases for the upcoming fiscal years. In fiscal years 2013 and 2014, the Company purchased approximately

$2.6 million and $2.8 million, respectively, of hardware and software from EMC Corporation related to the storage and protection of Company data, of which approximately $215,000 and $200,000, respectively, were purchased from EMC's International Intelligence Group (the "IIG Division"), the division for which Mr. Devenuti served as President from October 2010 to March 2015. EMC Corporation is a multinational, global company with over $23.2 billion and $24.4 billion in annual sales in 2013 and 2014, respectively, of which the IIG Division contributed $647 million and $640 million of revenue in 2013 and 2014, respectively. In both fiscal years 2013 and 2014, St. Jude Medical's aggregate purchases of all products and services from EMC Corporation comprised less than 0.01% of EMC Corporation's annual revenue, and its purchases from the IIG Division comprised less than 0.01% of the IIG Division's annual revenue. The Board also considered potential purchases by the Company from EMC Corporation in 2015, which it did not expect to be materially different from the amount and nature of purchases by the Company in 2013 and 2014 (approximately $2 million in potential aggregate purchases from EMC Corporation, of which approximately $200,000 will be from the IIG Division). Mr. Devenuti's compensation arrangement with EMC, among other components, provided him an annual bonus that is based (i) 25% on EMC Corporation's earnings per share, (ii) 50% on IIG Division revenue and profit and (iii) 25% on quarterly management by objectives criteria not related to revenue or profit.

       Given that these transactions (i) are ordinary course purchases of hardware and software from EMC Corporation in which Mr. Devenuti was and is not personally involved, (ii) represent a small percentage of IIG Division revenue and even smaller percent of EMC Corporation revenue and (iii) have an immaterial impact on Mr. Devenuti's potential annual bonus payments, and the fact that Mr. Devenuti no longer serves as President of EMC Corporation's IIG Division, the Board concluded that Mr. Devenuti is independent under both our Bylaws and the NYSE rules and that none of these transactions constituted "Related Party Transactions" under the Company's Policy and Procedures for Related Person Transactions.

       The Board also determined that all members of the Audit Committee are financially literate under the NYSE listing standards and that Mr. Devenuti and Mr. Rocca each qualifies as an "audit committee financial expert" within the meaning of the rules of the SEC.

Director Qualifications

       The Board of Directors believes that its membership should reflect the diversity of experience, skills, geography, gender and ethnicity required to meet its corporate governance, oversight and advisory functions in a way that is in the best interest of its shareholders. This includes ensuring that the Board has the expertise required to fulfill all of its legal, regulatory and NYSE requirements, including the requirements for each of its Committees.

       In identifying appropriate candidates to serve as a Director, the Board gives particular weight to individuals with experience as a chief executive officer. The Board believes that individuals with chief executive officer experience are best able to mentor, advise, evaluate, direct and decide when it is appropriate to replace the Company's Chief Executive Officer, all of which are critical Board responsibilities. The Board also places great weight on large-company experience when evaluating Director candidates. Such experience enables a Director to offer insights to help the Company navigate the many issues that arise as it continues its growth. The Board has not aimed to be comprised of individuals with niche expertise, such that other members of the Board would defer to that member when issues arise within their expertise. Rather, the Board believes that the overall business acumen and experience of each Director, working together with the rest of the Board, better serves the Company and its shareholders.

       Each of our Directors possess the necessary business acumen and experience, but also has particular attributes and areas of expertise that are of value to the Company and that, taken together, provide the strength of a well-rounded Board. The following describes the particular experience, qualifications, attributes or skills that led the Board to conclude that each of our Directors should serve as a Director of the Company.

       Mr. Brown has a unique background and skills that qualify him not only to serve on the Board, but also to act as Presiding Director. Mr. Brown served as the Chief Executive Officer of Stryker Corporation from 1977 to 2004 and as Chairman from 1980 until his retirement in 2009. During his tenure as head of Stryker, Mr. Brown turned a small medical instruments company with annual sales of $17 million and 400 employees into a global orthopedics medical device manufacturer that at the time of his retirement had annual sales of approximately $6.7 billion and over 18,000 employees. Between 1979 and 2007, Stryker increased annual per share earnings by at least 20 percent every year but two. From these experiences, Mr. Brown brings a particularly strong understanding of the challenges and opportunities for building and managing a global medical device company. He brings a visionary yet disciplined approach to the Company and provides invaluable leadership to the Board.

       Mr. Devenuti is the former President of EMC Corporation's Information Intelligence Group ("IIG Division"), where he oversaw all aspects of the IIG Division's operations, including worldwide sales and services, channel strategy, product development, marketing, strategic business and financial initiatives, technical support and the Total Customer Experience program. Before this role, Mr. Devenuti served as Senior Vice President and Chief Operating Officer of the CMA Division of EMC Corporation. Before joining EMC, Mr. Devenuti held a variety of senior positions at Microsoft Corporation. As a result of his leadership roles with Microsoft and EMC, Mr. Devenuti has extensive general business experience and, in particular, experience with high growth companies in a high growth industry. In addition, Mr. Devenuti possesses a deep expertise in information technologies and in creating and managing organizations to achieve operational excellence. This expertise has been particularly useful to the Company as it has grown and needed to expand its systems and infrastructure and build a more scalable business. Mr. Devenuti's expertise in information technology has also aided the Board and the Company in evaluating issues surrounding cybersecurity risk. Mr. Devenuti qualifies as an audit committee financial expert under applicable rules of the SEC, providing the Board with a financially seasoned member of the Audit Committee.

       Mr. Essig is currently the Chairman of the Board of Directors of Integra LifeSciences Holdings Corporation, a manufacturer of medical devices and implants, a position he has held since January 2012. Before such role, Mr. Essig served as Integra's Chief Executive Officer from December 1997 until January 2012 and its President from December 1997 until November 2010. During this time, Mr. Essig transitioned the business into a global surgical products company, growing revenues from $15 million to more than $830 million during his 14 year tenure. In addition, he has served as a director since he joined Integra in December 1997. Before joining Integra, Mr. Essig supervised the medical technology practice at Goldman, Sachs & Co. as a managing director. He is currently a managing partner of Prettybook Partners, a provider of advisory services to healthcare businesses, an executive in residence at Cardinal Partners, a venture capital firm, a venture partner at Wellington Partners Advisory AG, a venture capital firm, and a senior advisor to TowerBrook Capital Partners, an investment management firm. Mr. Essig currently serves on the Board of Directors of Owens & Minor, Inc., a distributor of medical and surgical supplies and is the Chairman of the Board of Directors of Breg, Inc., a provider of spine and joint braces. Mr. Essig has also served on the Board of Directors of Zimmer Holdings, Inc., a designer of joint replacement products, Vital Signs, Inc., a manufacturer of healthcare consumables and the Advanced Medical Technology Association, a trade association that represents the medical device industry. In addition to his demonstrated seasoned leadership and experience as a chief executive officer, Mr. Essig brings a broad strategic perspective in the medical device industry that is valued by the Board and the Company.

       Ms. Hill has an accomplished record with extensive experience in the managed healthcare industry. Ms. Hill is currently an Operating Partner of Moelis Capital Partners, a private equity firm, where she focuses on healthcare-related investments and providing strategic and operating support for Moelis' healthcare portfolio companies. Ms. Hill also serves as a member of the Board of

Directors of Omega Healthcare Investors, Inc., a Maryland real estate investment trust, and Integra LifeSciences Holdings Corporation, a manufacturer of medical devices and implants. She previously served as Chief Executive Officer and a member of the Board of Directors of ValueOptions, Inc., a managed behavioral health company from March 2006 to September 2010. Previously, Ms. Hill served as Chairman and Chief Executive Officer of Woodhaven Health Services, an institutional pharmacy company, and President and a member of the Board of Directors of Express Scripts, a Fortune 100 pharmacy benefits management company. From these experiences, Ms. Hill brings deep management experience and insight both generally and specific to the healthcare industry. In addition, Ms. Hill's expertise in understanding and evaluating benefits and compensation issues has proven to be of great value to the Board.

       Mr. Rocca was selected to serve on the Board because of the global financial expertise he attained through various senior financial and leadership positions at large multinational public companies. He served as Chief Financial Officer at Mallinckrodt, Inc., a $2.7 billion manufacturer of specialty medical technology products, from 1994 until his retirement in 2000. Before joining Mallinckrodt, from 1966 to 1994, Mr. Rocca worked at Honeywell, Inc., where he served in a variety of finance roles, including Vice President of Finance for Honeywell Europe in Brussels, Belgium and Vice President and Corporate Treasurer. Given Mr. Rocca's extensive management and financial experience, including serving as the current Chairman of the Audit Committee of Hyatt Hotels Corporation and having served as the Chairman of the Audit Committee of Lawson Software, Inc., he is uniquely qualified to serve as Chairman of the Company's Audit Committee. Mr. Rocca's considerable management and financial knowledge and experience make him a highly valued member of the Board.

       Mr. Starks, our Chairman, President and Chief Executive Officer since 2004, has over 29 years of medical device industry experience. Before joining the Company, Mr. Starks was President and Chief Executive Officer of Daig Corporation, a manufacturer of specialty cardiovascular devices that was acquired by St. Jude Medical in 1996. In 1998, Mr. Starks was named Chief Executive Officer and President of the Company's Cardiac Rhythm Management business and in 2001 was named President and Chief Operating Officer of the Company. Mr. Starks has been a member of the St. Jude Medical Board of Directors since the Company acquired Daig Corporation in 1996. Under Mr. Starks' leadership, the Company has grown from $2.3 billion in revenue in 2004 to $5.6 billion in 2014 and experienced its most profitable (on an adjusted earnings per share basis) fiscal year on record in 2014, with an adjusted earnings per share of $3.98 (refer to page 36 of this proxy statement for a reconciliation of non-GAAP adjusted diluted net earnings per share).

       Mr. Widensohler's successful track record as a founder and manager of global medical device companies, together with his extensive international experience, provide the Board and the Company unique insights as we continue to grow our global operations. Since 1992, Mr. Widensohler has been Proprietor, CEO and President of KRAUTH Medical Group, a leading European medical distribution and service company that served various European markets. In 2012, KRAUTH medical sold its medical device distribution and service business and now focuses on investing in healthcare start-up companies. In 1996, Mr. Widensohler also co-founded Invatec SpA, an Italian medical device company that specializes in interventional cardiology and peripheral vascular products, which was acquired by Medtronic, Inc. in 2010. Mr. Widensohler joined Medtronic following the acquisition and served as Vice President, Global Sales for the acquired business until 2012 to assist with the integration of Invatec into Medtronic. Mr. Widensohler also serves on the Board of Directors of LDR Holding Corporation, a global medical device company, and as an Advisory Board Member of TowerBrook Capital Partners L.P., a private equity fund. He also serves as Deputy Chairman of BVMed, the German Health Industry Manufacturers Association. Mr. Widensohler previously served as a Director of St. Jude Medical from 2001 to 2010 and was, following the recommendation of our Chairman and the Company's Governance and Nominating Committee, unanimously appointed by the Board as a Director in July 2013. With over 31 years of global industry experience, and his familiarity and history with the Company, Mr. Widensohler serves as a valuable member to the Board.

       Ms. Yarno has a 28-year history of demonstrated leadership in global operations, marketing and human resources in the pharmaceutical industry. She is currently an independent consultant in the life sciences industry. From September 2010 through February 2012, Ms. Yarno was the Chief Marketing Officer of HemoShear LLC, a biotechnology research company and leading developer of human cell-based surrogate systems for discovery and assessment of new drug compounds. Before this role, she served as Chief Marketing Officer of Merck & Co., Inc., a pharmaceutical company. She also has held a series of other executive positions at Merck, including General Manager of U.S. Human Health, Executive Vice President of Worldwide Human Health Marketing and Senior Vice President of Human Resources. Additionally, Ms. Yarno served as the vice president of the Women's Health Care Franchise at Johnson & Johnson, the world's largest healthcare company. Ms. Yarno currently serves on the Board of Directors of Medivation, Inc., a biopharmaceutical company, and Aratana Therapeutics, Inc., a pet therapeutics company. Ms. Yarno was selected by the Board because of her management and business acumen and experience with a large enterprise in the healthcare industry.

Committees of the Board of Directors

       The Board of Directors has three standing Committees: the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. During 2014, the Audit Committee met nine (9) times, the Compensation Committee met six (6) times and the Governance and Nominating Committee met two (2) times. Membership on each committee as of March 10, 2015 is set forth in the following table:

Director	Audit Committee	Compensation Committee	Governance and Nominating Committee
John W. Brown			Chair
Richard R. Devenuti	•
Stuart M. Essig		Chair	•
Barbara B. Hill		•
Michael A. Rocca	Chair
Stefan K. Widensohler	•
Wendy L. Yarno		•	•

       Each Committee of the Board has a separate written charter, which is available on the Company's website at www.sjm.com.

       Each member of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee is independent under the Company's Principles of Corporate Governance and Bylaws and the NYSE listing standards. Each member of the Audit Committee is also independent under the rules of the SEC.

       The duties of the Audit Committee are described in its report below.

       The Compensation Committee is responsible for establishing and administering compensation programs for the Company's executive officers and considering matters relating to employee benefits provided by the Company. The Compensation Committee is also responsible for making recommendations to the Board regarding Director compensation.

       The Governance and Nominating Committee is responsible for recommending good governance practices. The Governance and Nominating Committee evaluates the qualifications of and nominates candidates for positions on the Board. The procedures for shareholders to recommend Directors can be found on page 7. In addition, the Governance and Nominating Committee facilitates an annual evaluation by Board members of Board and individual Director performance and provides feedback to the entire Board.

Report of the Audit Committee

       The Audit Committee reviews the Company's consolidated financial statements, financial reporting process and internal controls over financial reporting on behalf of the Board of Directors. The Directors who serve on the Audit Committee are all independent under the Company's Principles of Corporate Governance and Bylaws, the NYSE listing standards and the rules of the SEC.

       The Board has adopted a written charter that describes the functions the Audit Committee is to perform. Each year, we review the actions required to be taken by the Audit Committee under the charter, confirm that those actions have been taken, and report the same to the Board. The current Audit Committee charter is available on the Company's website at www.sjm.com.

       Management has the primary responsibility for the Company's consolidated financial statements and the overall reporting process, including the Company's system of internal controls over financial reporting.

       The Audit Committee meets with management periodically to consider, among other things, the adequacy of the Company's financial disclosures and internal controls over financial reporting. We discuss these matters with the Company's independent registered public accounting firm, and with the appropriate financial personnel from the Company, including the Company's internal auditor. We also conduct an annual assessment of financial risks to the Company, as more specifically described on page 5.

       We also appoint the independent registered public accounting firm, and approve the performance of, and fees associated with, any audit and non-audit services provided to the Company. We periodically review the performance of the independent registered public accounting firm and its independence from the Company. We regularly meet privately with the independent registered public accounting firm, which has unrestricted access to the Audit Committee.

       We have received the written disclosures and annual independence communication from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board ("PCAOB") regarding the independent registered public accounting firm's independence communications with the Audit Committee, and have discussed with Ernst & Young LLP its independence. We have also considered the permissibility of non-audit services and their bearing on the independence of Ernst & Young LLP. In addition, we discussed with Ernst & Young LLP all matters required under PCAOB Auditing Standard No. 16, Communications with Audit Committees, and SEC Rule 2-07, Communications with Audit Committees.

       The independent registered public accounting firm audits the annual consolidated financial statements prepared by management, expresses an opinion as to whether those consolidated financial statements fairly present the consolidated financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles and discusses with us any issues they believe should be raised. The independent registered public accounting firm also audits the Company's internal controls over financial reporting and expresses an opinion as to whether the Company maintained effective internal controls over financial reporting.

       Each year, we review the Company's audited consolidated financial statements and meet with both management and the independent registered public accounting firm to discuss the consolidated financial statements. Management has represented to us that the consolidated financial statements were prepared in accordance with United States generally accepted accounting principles. We also considered the report of the independent registered public accounting firm relating to the Company's consolidated financial statements.

       We also reviewed management's assessment of the effectiveness of the Company's internal controls over financial reporting. Management has represented to us that the Company's internal controls over financial reporting were effective as of January 3, 2015. We also considered the report of the independent registered public accounting firm relating to the Company's internal controls over financial reporting.

       Based on our review and discussions described above, we recommended to the Board that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended January 3, 2015, filed with the Securities and Exchange Commission.

  Michael A. Rocca, Chairman
  Richard R. Devenuti
  Stefan K. Widensohler

Compensation of Directors

       The Company targets compensation for service on the Board of Directors and its committees at the 50th percentile of the market as defined by an analysis of the primary peer companies identified on page 31. The Compensation Committee engages outside consultants for assistance in determining the levels and components of compensation that are consistent with this objective. See discussion beginning on page 26. The Chairman of the Board reviews the data and analyses provided by the Company's outside consultants and then makes recommendations to the Compensation Committee regarding Director compensation. The Compensation Committee, in turn, reviews the data and analyses provided by the Company's outside consultants and the Chairman's recommendations and makes its own recommendations to the Board regarding Director compensation. The Board of Directors then approves Board and Committee compensation based on the recommendations of the Compensation Committee. Each year, the compensation levels approved by the Board become effective at the Company's annual meeting of shareholders and remain in effect until the annual meeting of shareholders held in the following year.

       For the period commencing on May 1, 2014, the date of the 2014 Annual Meeting of Shareholders, and ending on May 7, 2015, the date of the 2015 Annual Meeting of Shareholders, each non-employee Director receives compensation as set forth in the table below:

Annual Retainer	$100,000
Compensation Committee Chairman	$9,000
Audit Committee Chairman	$20,000
Governance & Nominating Committee Chairman (also the Presiding Director)	$20,000

       The Company believes the compensation paid to our non-employee Directors is aligned with the 50thpercentile of the Company's primary peer group and reflects the responsibilities and potential liabilities for audit committee chairmen and directors generally. Directors who are Company employees are not compensated for their services as Directors.

       In May of each year, non-employee Directors who are serving at that time may elect to receive the annual retainer fee payable over the following 12 months either as 100% cash, 50% cash plus 50% restricted stock, or 100% restricted stock. Restricted stock is valued at the closing market price of our common stock on the date of grant, which is the first business day in June after a Director's election to receive restricted stock in lieu of half or all of the Director's retainer. The restriction on the stock lapses on the six-month anniversary of the grant date. In May 2014, Mr. Brown, Mr. Devenuti and Mr. Widensohler elected to receive their entire annual retainer in the form of restricted stock and Mr. Essig, Ms. Hill, Mr. Rocca and Ms. Yarno elected to receive their entire annual retainer in cash.

       Directors are reimbursed for expenses incurred in connection with travel and lodging when attending meetings of the Board or otherwise engaged in Company business and for such expenses for the Director's partner when attending the annual strategic planning meeting.

       Each non-employee Director who is elected, re-elected or serving an unexpired term as a Director at any annual meeting of shareholders will receive, as of the date of such meeting, restricted stock that is valued at the closing market price of our common stock on such date. Each year the Compensation Committee reviews external market data and makes a recommendation to the Board of Directors regarding the annual grant of restricted stock. All such shares of restricted stock fully vest on the six-month anniversary of the grant date. Non-employee Directors appointed between annual shareholder meetings are granted a pro-rata portion of shares of restricted stock on the same terms and conditions as the restricted stock described above. At the 2014 Annual Meeting of Shareholders, each non-employee Director received a restricted stock grant of 2,380 shares. No additional shares were granted to non-employee Directors in 2014.

       Each Director may receive reimbursement for one physical examination every 12 months up to a maximum of $1,600 per exam. Board members may also participate in our charitable contribution matching program under which eligible charitable contributions are matched by the Company up to a maximum of $1,000 each year.

       Under the process described above, the Board will approve compensation for its Directors for the twelve-month period commencing on May 7, 2015 at its next regularly-scheduled meeting (to be held immediately before the 2015 Annual Meeting of Shareholders).

Director Compensation Table

       The following table sets forth information regarding the compensation of the Company's non-employee (outside) Directors for the last fiscal year.

Name	Annual Retainer Fees Paid in Cash or Restricted Stock ($)(1)		Restricted Stock Awards ($)(5)	All Other Compensation ($)(6)	Total ($)

John W. Brown	120,000	(2)	150,273	-0-	270,273
Richard R. Devenuti	100,000	(2)	150,273	-0-	250,273
Stuart M. Essig	109,000	(2)	150,273	1,000	260,273
Barbara B. Hill	58,333	(3)	150,273	-0-	208,607
Michael A. Rocca	120,000	(2)	150,273	1,000	271,273
Stefan K. Widensohler	141,667	(4)	150,273	-0-	291,940
Wendy L. Yarno	100,000	(2)	150,273	-0-	250,273

Footnotes

(1)
Each non-employee Director may elect to receive their annual retainer fee either as 100% cash, 50% cash plus 50% restricted stock, or 100% restricted stock. Any cash portion of the annual retainer is paid monthly over the following 12 months. Any portion of the annual retainer paid in restricted stock is granted on the first business day in June based on the closing market price of St. Jude Medical common stock on the date of grant.

(2)
For the period of May 1, 2014 through May 7, 2015, Mr. Brown and Mr. Devenuti elected to receive their entire annual retainer in the form of restricted stock, and Mr. Essig, Mr. Rocca and Ms. Yarno elected to receive all of their annual retainer in cash. For the period of May 2, 2013 through April 30, 2014, Mr. Brown and Mr. Devenuti elected to receive their entire retainer in the form of restricted stock, and Mr. Essig, Mr. Rocca and Ms. Yarno elected to receive their annual retainer in cash

(3)
Ms. Hill elected to receive her annual retainer entirely in the form of cash for the period of May 1, 2014 through May 7, 2015. For the period of May 2, 2013 through April 30, 2014, Ms. Hill elected to receive her annual retainer entirely in the form of restricted stock, which was paid in its entirety in June 2013. Accordingly, Ms. Hill's annual retainer payments for the last fiscal year are the monthly cash payments from June 1, 2014 through December 31, 2014.

(4)
Mr. Widensohler, who was appointed as a Director in July 2013, did not have an opportunity to elect the form of his annual retainer and, accordingly, received it in the form of cash for the period of August 1, 2013 through April 30, 2014. For the period of May 1,

  2014 through May 7, 2015, Mr. Widensohler elected to receive his annual retainer in the form of restricted stock, which was paid in its entirety in June 2014. Accordingly, Mr. Widensohler's annual retainer payments for the last fiscal year included (i) monthly cash payments from January 1, 2014 through May 30, 2014 and (ii) a restricted stock grant made in June 2014 for the period of May 1, 2014 through May 7, 2015.

(5)
On May 1, 2014, each non-employee Director was awarded 2,380 shares of restricted stock with a value of $150,273. The amounts in this column are computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("FASB ASC Topic 718") and are based on the fair value of the shares of restricted stock as of the date of grant.

(6)
Amounts reflected in this column for each of Mr. Essig and Mr. Rocca include a $1,000 company match for a charitable contribution by the Director.

Compensation Committee Interlocks and Insider Participation

       During 2014, Stuart M. Essig (chair), Barbara B. Hill and Wendy L. Yarno served as members of the Compensation Committee. None of these individuals has ever served as an officer or employee of St. Jude Medical or any of our subsidiaries or has any relationships with St. Jude Medical or any of our subsidiaries requiring disclosure under "Related Person Transactions" below. The members of the Compensation Committee have no interlocking relationships requiring disclosure under the rules of the SEC.

Related Person Transactions

       Our Board of Directors has adopted a written policy and procedures for related person transactions (collectively referred to as the "Policy"). Under the Policy, all related person transactions must be approved or ratified by the Company's Governance and Nominating Committee. For purposes of the Policy, related person transactions generally include any transaction:

•
to which the Company is a participant;

•
for which the amount involved in any calendar year is expected to exceed $120,000; and

•
in which a related person is expected to have a direct or indirect material interest.

       Despite otherwise falling within this definition, the following transactions have been determined by the Board not to be related person transactions subject to the Policy:

•
employment arrangements with management or compensation paid to Directors, in their capacity as Directors, that are otherwise approved by the Board or the Committee;

•
transactions for which the related person's interest is solely due to their status as a shareholder; or

•
any transaction with another company if the related person's only relationship with that company is as an employee (other than an executive officer), director or beneficial owner of less than 1% of that company's shares, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of that company's total annual revenues.

       A related person under the Policy is:

•
someone who is or was an executive officer, Director or nominee for election as a Director of the Company since the beginning of the last fiscal year;

•
a person or group who is a beneficial owner of more than 5% of the Company's voting securities; or

•
an immediate family member of any of the foregoing.

       Each officer and Director has an affirmative obligation to inform the Company of any transactions in which he or she or a member of his or her immediate family may have a material interest and which may reasonably be expected to be a related person transaction. Management of the Company is also required to inform the Company of any potential related person transactions of which management becomes aware in the course of business development activities.

       Our General Counsel is responsible for determining whether a particular transaction is a related person transaction. If so, the Governance and Nominating Committee reviews the transaction to determine whether to approve or ratify the transaction and whether to impose any conditions on the approval or ratification.

       In determining whether to approve or ratify a particular transaction, the Governance and Nominating Committee will take into account any factors that it deems relevant, which may include, among other things:

•
the material terms of the transaction;

•
the expected and potential impact of the transaction on the Company's results of operations, financial position and cash flows;

•
whether the terms of the transaction are no less favorable to the Company than if the other party did not have an affiliation with a related person;

•
the availability of, and terms to obtain, other sources of comparable products or services, where applicable; and

•
the identity of the related person and the impact of the transaction on the related person's independence due to the expected and potential financial interest of the related person in the transaction.

       Under the Policy, related persons are required to refrain from directly or indirectly participating in the negotiation of any transactions that may reasonably be expected to be related person transactions, or managing any existing related person transactions. In addition, no Director of the Company may engage in the approval under the Policy of a related person transaction in which he or she, or a member of his or her immediate family, has a material interest, except to the extent of providing to the Governance and Nominating Committee all material information requested concerning the related person transaction.

       Jason Zellers, the Company's Vice President and General Counsel, is married to Amy Zellers, who was an employee of the Company from August 2008 to March 2015 and most recently held the position of Corporate Account Director. Ms. Zellers total compensation in fiscal year 2014 and through the date of her severance from the Company was approximately $355,000, consisting of salary, bonus, equity grants, severance, accrued vacation pay and retirement benefits. Her total compensation is commensurate with her peers and consistent with the Company's overall compensation principles based on her years of experience, performance and position within the Company. As required by the Policy, the Company's Governance and Nominating Committee reviewed and ratified Ms. Zellers' compensation.

Section 16(a) Beneficial Ownership Reporting Compliance

       Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our Directors and executive officers to file initial reports of ownership and reports of changes in ownership of our securities with the SEC. Based on a review of the Section 16(a) reports filed by our Directors and executive officers in 2014 and on written representations by the Directors and executive officers, we believe that all Section 16(a) filing requirements applicable to our Directors and executive officers during 2014 were satisfied, except that one Form 4 relating to one transaction was filed late on behalf of each of Mark D. Carlson, Michael T. Rousseau, John W. Brown and Daniel J. Starks.

PROPOSAL TO ELECT DIRECTORS

       Our Articles of Incorporation and Bylaws provide that the Board of Directors be divided into three classes of Directors as nearly equal in number as possible. The members of each class are elected to serve three-year terms with the terms of office for each class expiring at successive annual meetings.

       At this year's annual meeting, the terms of John W. Brown and Daniel J. Starks will expire. Messrs. Brown and Starks have been nominated for re-election to the Board for a three-year term ending in 2018. If elected, Messrs. Brown and Starks will continue in office until their successors have been duly elected and qualified, or until the earlier of their death, resignation or retirement. We expect each of the nominees to be able to serve if elected.

       The principal occupation and other information about each of the Director nominees and each Director whose term of office will continue after the annual meeting are provided below.

       The Board of Directors recommends a vote FOR the election of Mr. Brown and Mr. Starks as Directors. Proxies will be voted FOR the election of the nominees unless otherwise specified.

Nominees for Terms Expiring in 2018

John W. Brown, Director of St. Jude Medical since August 2005. Chairman of the Board of Stryker Corporation, an orthopedic device company, from 1997 through December 2009. Chief Executive Officer of Stryker Corporation from 1977 through 2004. Chairman Emeritus of Stryker Corporation. Age: 80

Daniel J. Starks, Director of St. Jude Medical since April 1996. Chairman, President and Chief Executive Officer of St. Jude Medical since May 2004. President and Chief Operating Officer of St. Jude Medical from January 2001 to May 2004. From April 1998 to February 2001, President and Chief Executive Officer of the Cardiac Rhythm Management Division of St. Jude Medical. Previously, Chief Executive Officer and President, Daig Corporation. Age: 60

Directors Whose Terms Expire in 2016

Stuart M. Essig, Director of St. Jude Medical since March 1999. Chairman of the Board of Directors of Integra LifeSciences Holdings Corporation, a manufacturer of medical devices and implants, since January 2012. Director on the Integra Board of Directors since December 1997. Chief Executive Officer of Integra from December 1997 to January 2012, and President from December 1997 to November 2010. Currently a managing partner of Prettybook Partners (a provider of advisory services to healthcare businesses) since January 2012, a venture partner at Wellington Partners Advisory AG (a venture capital firm) since March 2013, and a senior advisor to TowerBrook Capital Partners (an investment management firm) since January 2012. Director of Owens & Minor, Inc. since October 2013. Age: 53

Barbara B. Hill, Director of St. Jude Medical since December 2007. Operating Partner of Moelis Capital Partners, a private equity firm, since March 2011. President, Chief Executive Officer and Director of ValueOptions, Inc., a managed behavioral health company, and FHC Health Systems, Inc., its parent company, from March 2006 to September 2010. Chairman and Chief Executive Officer of Woodhaven Health Services, an institutional pharmacy company, from August 2004 to March 2006. President and Director of Express Scripts, Inc., a pharmacy benefits management company, from April 2002 to October 2003. Director of Omega Healthcare Investors, Inc. since April 2013 and Integra LifeSciences Holdings Corporation since May 2013. Age: 62

Michael A. Rocca, Director of St. Jude Medical since March 2004. Retired in 2000 from Mallinckrodt, Inc., a pharmaceutical and medical device manufacturer, where he was Senior Vice President and Chief Financial Officer from 1994 to 2000. Director of Hyatt Hotels Corporation since March 2008. Director of Lawson Software, Inc. from February 2003 to July 2011. Age: 70

Directors Whose Terms Expire in 2017

Richard R. Devenuti, Director of St. Jude Medical since October 2001. President, Information Intelligence Group, a Division of EMC Corporation, a developer and provider of information infrastructure technology and solutions, from October 2010 to March 2014. Senior Vice President and Chief Operating Officer of the Information Intelligence Group from July 2008 to October 2010. Senior Vice President of Worldwide Services and IT of Microsoft Corporation, a software company, from December 2003 until January 2007. From March 1999 to December 2003, Vice President and Chief Information Officer of Microsoft Corporation. Director of Convergys Corporation since August 2009. Age: 57

Stefan K. Widensohler, Director of St. Jude Medical since July 2013. Previously served as a Director of St. Jude Medical from 2001 to 2010. Since 1992, President and Chief Executive Officer of KRAUTH Medical Group, which before 2012 was a European distributor of medical and surgical devices and services, and which now invests in healthcare start-up companies. Executive Vice President, Global Sales and Marketing of Invatec SpA, an Italian medical device company specializing in cardiology and peripheral vascular products, from 1996 to 2010 and Vice President, Global Sales after its acquisition by Medtronic, Inc. from 2010 to 2012. Director of LDR Holdings Corporation, a global medical device company, since May 2006. Age: 55

Wendy L. Yarno, Director of St. Jude Medical since February 2002. Independent consultant in the life sciences industry. Chief Marketing Officer of HemoShear LLC, a biotechnology research company, from September 2010 through February 2012. From 2006 to 2008, Chief Marketing Officer for Merck & Co., Inc., a pharmaceutical company. From 2005 to 2006, General Manager, Business Unit, Merck & Co., Inc. From 2002 to 2005, Executive VP, Worldwide Human Health, Merck & Co., Inc. Director of Medivation, Inc., since April 2013, Aratana Therapeutics, Inc., since October 2013 and Durata Therapeutics, Inc., from August 2014 to October 2014. Age: 60

SHARE OWNERSHIP OF MANAGEMENT AND DIRECTORS AND CERTAIN BENEFICIAL OWNERS

       The following table presents information regarding the beneficial ownership of our common stock as of March 10, 2015 by (a) each of our Directors, Director nominees and executive officers appearing in the Summary Compensation Table on page 38, (b) all of our Directors and executive officers as a group and (c) each person known to the Company to be the beneficial owner of more than 5% of our common stock. Unless otherwise noted, these persons have sole voting and dispositive power with respect to the shares owned by them, and none of the shares beneficially owned by our Directors, Director nominees and executive officers are subject to a pledge.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Number of Common Shares Held March 10, 2015		RSUs, Restricted Stock and Stock Options that are vested or are expected to vest within 60 days of March 10, 2015	Total Beneficial Ownership	Percent of Class

John W. Brown	198,891		-0-	198,891	*
Richard R. Devenuti	28,448		64,500	92,948	*
Stuart M. Essig	33,917		64,500	98,417	*
Barbara B. Hill	18,003		59,979	77,982	*
Michael A. Rocca	18,827		56,750	75,577	*
Daniel J. Starks	6,112,363		2,374,529	8,486,892	(6)%
Stefan K. Widensohler	19,881		28,800	48,681	*
Wendy L. Yarno	24,180		47,950	72,130	*
John C. Heinmiller	236,828		1,231,785	1,468,613	*
Michael T. Rousseau	19,812		820,785	847,174	*
Eric S. Fain	75,585		727,789	803,374	*
Donald J. Zurbay	15,961		118,883	134,844	*
Directors and Executive Officers as a Group (22 persons)(1)	6,862,445		5,997,823	12,860,268%
Capital Research Global Investors 333 South Hope Street Los Angeles, CA 90071	33,110,046	(2)	-0-	33,110,046%
Massachusetts Financial Services Company 111 Huntington Avenue Boston, MA 02199	21,356,337	(3)	-0-	21,356,337%
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	19,367,576	(4)	-0-	19,367,576%
The Vanguard Group 100 Vanguard Blvd Malvern, PA 19355	14,921,688	(5)	-0-	14,921,688%

Footnotes

*
Less than 1.0%

(1)
Includes 7,114 shares of common stock, 492 restricted stock units and 792 stock options held by an executive officer's spouse, for which the executive officer disclaims beneficial ownership.

(2)
This information is derived from a Schedule 13G/A filed on February 13, 2015 by Capital Research Global Investors ("CRGI"), which is deemed to be the beneficial owner of 33,110,046 shares of our common stock as a result of acting as an investment adviser to various investment companies registered under the Investment Company Act of 1940. CRGI, a division of Capital Research and Management Company, disclaims beneficial ownership pursuant to Rule 13d-4 under the Exchange Act.

(3)
This information is derived from a Schedule 13G/A filed on February 11, 2015 by Massachusetts Financial Services Company ("MFS"), an investment adviser, which is deemed to be the beneficial owner of 21,356,337 shares of our common stock owned by MFS and/or certain other non-reporting entities. MFS has sole voting power over 18,748,968 shares and sole dispositive power over 21,356,337 shares.

(4)
This information is derived from a Schedule 13G/A filed on January 29, 2015 by BlackRock, Inc., a parent holding company ("BlackRock"), which is deemed to be the beneficial owner of 19,367,576 shares of our common stock owned by BlackRock and/or certain other non-reporting entities. BlackRock has sole voting power over 16,237,907 shares and sole dispositive power over 19,367,576 shares.

(5)
This information is derived from a Schedule 13G filed on February 11, 2015 by The Vanguard Group ("Vanguard"), which is deemed to be the beneficial owner of 14,921,688 shares of our common stock as a result of acting as an investment advisor in accordance with §240.13d-1(b)(1)(ii)(E). Vanguard has sole voting power over 497,225 shares, sole dispositive power over 14,454,286 shares and shared dispositive power over 467,402 shares.

(6)
Includes 1.8 million shares pledged by Mr. Starks in support of a line of credit. The number of Company shares pledged to support this line of credit was reduced from 2.5 million shares pledged in 2011 to 2.0 million shares pledged in 2012 to 1.8 million shares pledged as of March 10, 2015, which currently represents only approximately          % of the Company's outstanding common stock.

  The shares being pledged by Mr. Starks represent a portion of his shares he has held for 29 years. Mr. Starks, the Company's largest individual shareholder, acquired these shares through open market purchases of common stock in Daig Corporation, a company St. Jude Medical acquired in May 1996 in a stock-for-stock merger, and he has continued to own these shares in light of his desire to maintain a significant alignment of his interests with those of our shareholders.

  As of March 10, 2015, Mr. Starks owns 6,112,363 shares of the Company's common stock and also holds RSUs that vest and stock options to purchase common shares exercisable within 60 days of March 10, 2015 totaling 2,374,529 shares, for a total beneficial ownership position of 8,486,892 shares. The Company believes Mr. Starks has substantial unencumbered financial resources that would likely prevent the disorderly disposition of his pledged shares.

EXECUTIVE COMPENSATION

Compensation Committee Report

       We have reviewed and discussed with management the following Compensation Discussion and Analysis. Based on this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company's Annual Report on Form 10-K for the fiscal year ended January 3, 2015.

  Stuart M. Essig, Chairman
  Barbara B. Hill
  Wendy L. Yarno

Compensation Discussion and Analysis

  Executive Summary

       This Compensation Discussion and Analysis describes the material elements of compensation awarded to each of the following executive officers (the "Named Executive Officers") for fiscal 2014:

• Daniel J. Starks	Chairman, President and Chief Executive Officer
• John C. Heinmiller	Executive Vice President
• Michael T. Rousseau	Chief Operating Officer
• Eric S. Fain	Group President
• Donald J. Zurbay	Vice President, Finance and Chief Financial Officer

  Compensation Philosophy and Principles

       The Compensation Committee of the Company's Board of Directors (the "Committee") is responsible for establishing and administering compensation programs for the Company's executive officers. To achieve our business objectives, the Committee seeks to ensure that our executive compensation programs reinforce our business strategy and are appropriately aligned with the interests of our shareholders. The goals of our compensation programs are to attract, retain and motivate talented executives to enable the Company to be successful in a highly competitive industry and to enhance shareholder value. The following principles were used in the design of the programs:

•
A substantial part of an executive officer's compensation should be incentive-based, tied to Company performance;

•
Compensation should reflect individual job responsibilities, qualifications and performance; and

•
Executive officers and employees should be encouraged to own St. Jude Medical stock.

       In line with our pay for performance philosophy, the total compensation received by the Named Executive Officers will be dependent on corporate level performance measured over the short and long term. As an executive's level of responsibility within our organization increases, so does the percentage of total compensation that we link to performance. Our Named Executive Officers' total compensation is comprised of a mix of base salary, annual incentive compensation and equity awards consisting of stock options and restricted stock units. Our Named Executive Officer compensation program is weighted toward equity awards, and such officers are required to meet the

Company's stock ownership guidelines. Changes in Company stock price have a direct effect on the amount of compensation they realize, in addition to the value of the Company stock they own. If shareholder value declines, so does the compensation we deliver to our executives.

       We seek to ensure the long-term growth of the Company while at the same time delivering short-term results. Our executive compensation program for the Named Executive Officers supports these initiatives by way of an annual cash incentive plan based solely on Company-wide financial objectives; stock options, which have value only through future appreciation in stock price; and restricted stock units, which foster retention and provide an alignment with shareholder value creation.

       The Committee and the Board believe that the skill and motivation of our employees, and especially our executive leaders, are essential to the Company's performance and creation of shareholder value. St. Jude Medical operates in a fast-paced, ever-evolving industry in which there is a high level of competition for market share and talent. In order to attract and retain the necessary talent, we manage total direct compensation – base salary, annual cash incentive target and long-term incentive awards – with reference generally to the external market and other relevant factors (as determined through the process described beginning on page 28). We believe our compensation program motivates performance that differentiates us from our competitors and does not encourage excessive risk-taking, as discussed further under "Compensation Risk Analysis" below. We will continue to provide a compensation program that we believe is effective, serves shareholder interests and is worthy of shareholder support.

  2014 Say on Pay Results

       At the Company's 2014 Annual Meeting, the Company's shareholders had the opportunity to cast a non-binding advisory vote on the compensation of the Named Executive Officers. Approximately 86% of the shares voted at the meeting approved the Named Executive Officers' compensation. The Committee welcomed this feedback and, while shareholders supported our compensation programs for our Named Executive Officers, the Committee nonetheless continues to make fundamental changes to improve its compensation practices as described below. The Company intends to continue its practice of linking Company performance with executive compensation decisions.

  Continuous Improvement

       The Company continues to assess its executive compensation programs and practices and periodically makes changes based on competitive market and governance considerations. Recent changes include:

•
In December 2014, the Committee recommended and the Board adopted modifications to the Company's stock incentive plans to (i) expressly prohibit the cash buyout of "underwater" stock options and (ii) establish a minimum three-year vesting period for stock options, stock appreciation rights, restricted stock and restricted stock units (other than in the case of performance-based awards, which may not vest over a period of less than one year). The minimum vesting requirement does not apply to five percent of the shares available for issuance under the plans and may be accelerated by the Committee in the event of a participant's death, disability or retirement or a change in control of the Company.

•
In December 2014, the Committee recommended and the Board adopted an anti-pledging policy prohibiting Directors and executive officers from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan. The anti-pledging policy applies on a prospective basis from the time of its adoption and exempts shares of Company stock pledged prior to its adoption, which includes the shares pledged by Mr. Starks, as detailed in footnote (6) of the Share Ownership of Management and Directors and Certain Beneficial Owners table on page 20.

•
In December 2013, the Committee eliminated cash perquisite allowances for executives.

•
In October 2013, the Committee increased the stock ownership requirement for the Chief Executive Officer from three times to six times base salary.

•
In May 2013, the Committee made a change to the Company's executive compensation philosophy. Rather than targeting each component of compensation to the 60th percentile of the external market, total direct compensation (base salary, bonus and long-term incentive awards) is now managed between the 25th and 75th percentile, with the 50th percentile serving as the primary reference point in establishing compensation levels

•
The Company has eliminated the provision for the payment of excise tax and associated gross-up from its change in control severance agreements for any such agreements entered into after December 2012.

•
Beginning in December 2012, the Company modified its equity award agreements so that they now contain (i) a "double trigger" change in control provision such that vesting is accelerated only if the executive officer is involuntarily terminated, other than for cause, or leaves for good reason following a change in control and (ii) a provision that requires the executive officer to return or repay certain amounts under the equity award agreement if they breach the non-competition or non-solicitation provisions of the agreement.

•
In order to balance the executive compensation mix and reduce the amount of compensation that may be perceived as encouraging risk-taking behavior, a portion of the Named Executive Officers' long-term incentive awards granted beginning in December 2012 was provided in the form of restricted stock units. Before December 2012, long-term incentives awards to Named Executive Officers were provided entirely in the form of stock options.

•
Beginning in August 2012, the Committee hired Pay Governance as its external advisor related to executive and Board of Directors compensation matters. Pay Governance does not provide any services to the Company other than those provided to the Committee.

•
Effective beginning in 2012, the Company implemented a compensation recoupment or "clawback" policy that requires the repayment of annual incentive awards in certain circumstances.

•
In December 2011, the Committee adopted an anti-hedging policy prohibiting all Directors and executive officers from engaging in the purchase or sale of financial instruments based on the Company's securities that are designed to hedge or offset any decrease in the market value of the Company's securities.

  Fiscal 2014 Performance

       The executive team has successfully managed the Company through difficult macroeconomic conditions, particularly in European markets, and the challenging cardiac rhythm management market and has taken the appropriate steps to position the Company for future growth and success. The Company made significant strides toward the development and commercialization of important growth drivers in the last fiscal year, including the commercialization of the Tacticath™ and CardioMEMS™ product lines as well as expansions in the neuromodulation portfolio through the acquisition of NeuroTherm and the approval of the Protégé™ spinal cord stimulation device. The Company also successfully resolved FDA warning letters previously issued to the Sylmar, CA and Plano, TX facilities, and launched new products from these sites. Despite a number of headwinds, the Company delivered improved financial results for fiscal year 2014 as seen in the year-over-year comparison set forth below. Constant currency net sales growth for the fiscal year was approximately 4%. The Company also continued to implement organizational and structural changes, including completing the process of combining its several operating divisions into a single division, resulting in an integrated research and development organization and a consolidation of manufacturing and supply chain operations worldwide. These organizational and structural changes helped provide significant cost savings, contributing to the 6% increase to our adjusted diluted net earnings per share ("adjusted EPS") and the most profitable year in Company history (on an adjusted net earnings per share basis). Please see "Management's Discussion and Analysis of Financial Conditions and Results of Operations" in our Annual Report on Form 10-K for a more detailed description of our fiscal year 2014 financial results.

	Fiscal Year 2014	Fiscal Year 2013	Change %
Constant-Currency Net Sales (millions)(1)	$5,696	$5,501	4%
Adjusted Diluted Net Earnings per Share(1)	$3.98	$3.76	6%

Footnote

(1)
The year-over-year change in net sales is represented on a constant-currency basis. The Company's reported net sales for 2013 and 2014 were $5.501 billion and $5.622 billion, respectively. A reconciliation of non-GAAP constant-currency net sales and non-GAAP adjusted diluted net earnings per share is included in "Adjustments for Non-GAAP Financial Measures" on page 36 of this proxy statement.

  Fiscal 2014 Pay Implications

       Our fiscal year 2014 corporate performance was a key factor in the compensation decisions and outcomes for the fiscal year. In December 2013, the Board of Directors approved an operating plan that reflected our expectations for Company performance and included goals for Company-wide sales, adjusted EPS and division sales and adjusted operating earnings achievement. These goals served as targets for our Management Incentive Compensation Plan ("MICP"). The Committee determined that these goals provided appropriate incentive for continued execution of our growth and performance strategy. In 2014, overall Company sales fell below targeted levels identified in the operating plan as the Company was able to only modestly grow revenue (on a constant-currency basis). However, primarily driven by organizational and structural changes that provided cost savings, adjusted EPS met targeted levels identified in the operating plan, despite significant macroeconomic and industry challenges.

       2014 adjusted EPS performance equaled 100% of the MICP target and 2014 sales performance was achieved at 97% of target. The payouts associated with these levels of performance are determined by a scale on which 100% achievement of a performance target results in a payment at 100% of target level bonus. To increase the incentive to achieve or over-achieve target, performance below target results in a payout that declines steeply from 100% payout at target to no payout for performance below 90% of target, while performance above target results in a scale that pays up to 200% of the individual's target-level bonus for performance at 120% of target. Fiscal 2014 performance resulted in MICP awards for our Named Executive Officers of 99.25% of target-level bonuses. It is important to note that MICP awards are based solely on financial performance measures and do not allow for a financial performance shortfall to be offset by the overachievement of qualitative measures. Please see "Fiscal 2014 Annual Incentive Awards" on page 33 for more detailed annual incentive award information for our Named Executive Officers.

       Long-term incentive awards make up a significant portion of each of the Named Executive Officer's compensation. In 2014, the Named Executive Officers received a combination of stock options and restricted stock units. Both award vehicles result in long-term incentive compensation being highly correlated to the Company's stock price performance. Stock options only have value if the stock price appreciates, and the value of restricted stock units will rise and fall in direct correlation to the Company's stock price.

       Our executives' base salaries were reviewed before the start of fiscal 2014. Based on the financial performance of the Company and benchmark data available at the time, we granted average salary increases of 6.6% to our Named Executive Officers. Please see "Fiscal 2014 Base Salaries" on page 32 for more detailed base salary information for our Named Executive Officers. As noted in that discussion, a portion of the increase related to expanded responsibilities assumed by certain Named Executive Officers as a result of organizational and leadership changes implemented in January 2014.

  Use of Consultants and Other Advisors

       The Committee has retained Pay Governance to assist the Committee with its responsibilities related to the Company's executive and Board of Director compensation programs. Pay Governance's responsibilities to the Committee included providing:

•
Competitive market data and advice related to the Chief Executive Officer's compensation level and incentive program;

•
A review of Company compensation levels, performance and incentive program design (including performance objectives);

•
Information on executive compensation trends and implications for the Company; and

•
Competitive market data and advice on outside Director compensation.

       As part of the Company's evaluation of Pay Governance, the Committee considered the following independence factors related to Pay Governance: (i) that no other services were provided to us by Pay Governance in 2014, (ii) the fees paid by the Company as a percentage of Pay Governance's total revenue, (iii) policies or procedures of Pay Governance that are designed to prevent conflicts of interest, (iv) any business or personal relationships between Pay Governance's advisor for the Company and a member of the Committee, (v) any business or personal relationship of Pay Governance or its senior advisor for the Company and a Company executive and (vi) any Company stock owned by the senior advisor of Pay Governance. The Committee discussed these considerations and concluded that the work performed by Pay Governance and its senior advisor involved in the engagement did not raise any conflict of interest and that both are independent under the Committee's charter and applicable SEC and NYSE listed company rules.

  Overview of Components of Named Executive Officer Compensation Program

       The tabular and narrative disclosures below describe the objectives of each of the four major components of our Named Executive Officer compensation program and explain how the amount of each component was determined by the Committee for 2014. For a discussion of the specific actions and awards for fiscal 2014 for each component, see "Overview of Fiscal 2014 Compensation," "Fiscal 2014 Base Salaries," "Fiscal 2014 Annual Incentive Awards," "Fiscal 2014 Long-Term Incentive Awards" and "Fiscal 2014 Other Benefits" below.

Component	Objective	How Determined
Base Salary	Competitive base salaries are necessary to attract and retain high caliber candidates and serve as the fixed component of our compensation.

•

Consideration given to the 25th to 75th percentiles of the market data with the 50th percentile serving as the primary reference point along with the factors listed under "Determination of Targeted Compensation Levels" below.

Annual Incentive Awards	Serves to focus executives on the delivery of annual performance results related to sales and profitability. The incentives are weighted to place emphasis on overall corporate performance.

•

For target bonus award opportunity percentages: consideration given to the 25th to 75th percentiles of the market data with the 50th percentile serving as the primary reference point along with the factors listed under "Determination of Targeted Compensation Levels" below as well as trends and internal equity among positions within the Company with similar responsibilities.

•

For establishing performance goals: consideration of prior year performance, current market conditions and peer company performance. Goals are established to promote growth and profitability that exceed the previous year's performance and are at or above the historical performance of key competitors. Existing market conditions are taken into account to ensure that goals have a reasonable probability of being achieved.

•

For actual bonus payouts: achievement of predetermined performance measures established under the Company's plan.

Long-Term Incentive Awards (Equity Awards)	Link executive compensation to long-term shareholder return and provide a retention feature as a result of awards vesting over time.

•

Consideration given to total direct compensation data ranging from the 25th to 75th percentile, with 50th percentile serving as the primary reference point.

•

For the purpose of determining award levels, the value of the stock is based on the fair market value on the date of grant.

Other Benefits	Ensure a competitive total compensation package by offering benefits provided at peer companies.

•

The health and retirement benefits provided to the Named Executive Officers are the same as the benefits provided to all employees.

•

The Management Savings Plan is consistent with the deferred compensation plans offered by peer group companies and general industry companies. U.S. employees with income over $150,000 are eligible to participate in this program.

       Additional information regarding annual and long-term incentive awards follows.

       Annual Incentive Awards.    All annual incentive awards paid to the Named Executive Officers are awarded and paid under the MICP and are based on the achievement of predetermined, objective performance goals as established under the Company's annual operating plan. Each objective is assigned a relative weighting for each Named Executive Officer.

       Under the MICP, target award opportunities, weightings and associated performance objectives must be determined and approved by the Committee or Board of Directors no later than 90 days after the beginning of the fiscal year. Typically, target award opportunities, weightings and associated performance objectives for a particular fiscal year are approved in the December preceding the start of that fiscal year. At that time, the Committee may identify items that will be excluded from the calculation of incentive payments, such as the impact of foreign exchange rates, transaction costs and accretive or dilutive effect of merger and acquisition activity and other specified items.

       Upon completion of each fiscal year, the Committee determines and certifies in writing the payout levels associated with Company-wide and division performance results, and incentive awards are typically paid in February. The Committee has no discretion under the MICP to increase any executive's incentive target or payout that would be due upon the attainment of performance objectives, or otherwise modify performance objectives associated with the performance period. However, the Committee may, in its discretion, reduce or eliminate individual incentive targets or payouts for a performance period. The Committee did not exercise this discretion related to MICP awards for 2014.

       In December 2011, the Committee adopted a policy regarding the recovery of performance-based compensation payable under our MICP from executive officers under certain circumstances. The "claw-back" policy provides that executive officers will be required to reimburse the Company for any annual MICP payment subject to the policy received in the three-year period preceding the date on which the Company is required to prepare an accounting restatement that was due to material noncompliance under any financial reporting requirements. The amount of reimbursement will be the excess, if any, of the amount actually paid to an executive officer over the amount that should have been paid based upon the restated results.

       Long-Term Incentive Awards. For 2014, long-term incentive compensation was provided to the Named Executive Officers through awards granted under the Company's shareholder-approved 2007 stock plan. The Committee annually reviews the potential dilutive effect of equity award programs from both a share and economic basis as compared to the primary peer group companies.

       Since December 2012, the Named Executive Officers began to receive annual equity awards in the form of stock options (approximately 67% of total Named Executive Officer long-term incentive value) and restricted stock units (approximately 33% of total Named Executive Officer long-term incentive value). The Company believes this mix of stock options and restricted stock units is appropriate and consistent with its objective of directly aligning management compensation with the delivery of shareholder value, while at the same time providing a strong retention component. Stock options have value only to the extent that the price of the Company's stock on the date of exercise exceeds the exercise price, which is equal to the closing market price of our common stock on the date of grant, and the value of restricted stock units is directly correlated to the price of our common stock. To encourage a longer-term perspective and retain our employees, restricted stock units generally vest 25% per year over a four-year period and any unvested awards are forfeited at the time of termination. Similarly, stock options cannot be exercised immediately, and generally become exercisable over a four-year period. Equity awards are generally made in December of each year on a date coinciding with a regularly scheduled Board of Directors meeting. This date falls after the release of the Company's third quarter earnings and before the end of the Company's fourth quarter.

       In certain cases, equity awards may be granted to new hires upon commencement of employment with the Company or to existing employees upon promotion to a higher-level position or significant overachievement of a business goal. In those cases the grant date is determined to be the fifth day of the month following the later of the month of commencement of employment or written approval of the grant. If the fifth day of the month is within seven days before an earnings release, the grant date is the third business day following the earnings release. In fiscal 2014, no such grants were made to any Named Executive Officer.

  Determination of Targeted Compensation Levels

       In December of each year, the Committee establishes base salaries, annual incentive targets and long-term incentive awards. The annual incentive targets are effective for the next year and the long-term incentive awards are effective the day they are approved but are intended to be compensation for the next year and beyond.

       Since May 2013, the Company has established target levels of pay for total direct compensation – base salaries, annual incentive targets and long-term incentive awards – between the 25th and 75th percentile of market data, using the 50th percentile of market data as the primary reference point. In establishing total direct compensation, additional consideration was given to the following factors listed below:

•
Actual executive role as compared to the most similar external comparator descriptions;

•
Individual executive's experience and past performance;

•
Ability of the position to impact key business initiatives;

•
Our assessment of the risk of losing the executive to competitors;

•
Advancement potential; and

•
Succession planning considerations.

No pre-assigned weighting is given to these factors. The Company determined the amount of long-term incentive awards granted to the Named Executive Officers in December 2014, which is reported in the Summary Compensation Table as 2014 compensation, using the 50th percentile of market data as the primary reference point.

       The Company considers "standard performers" to be those executives whose areas of responsibility consistently meet or exceed annual performance targets and who provide leadership that is consistent with the Company's core values and is aligned with the Company's overall long-term growth strategy. Executives who are considered to be standard performers and for whom there is substantially similar external market comparator data typically have their total direct compensation targeted to the 50th percentile of the market data. Because we also believe that our compensation program needs to have the flexibility to deal with a variety of circumstances (e.g., retaining high performers, developing new executives, accommodating year-over-year anomalies in market data, and also managing poor performance), total direct compensation may generally be managed between the 25th and 75th percentile of the market data for certain executives, as described below.

       In the event that an executive's position has greater responsibility than the external market comparator, the executive's performance consistently exceeds objectives, the executive possesses a skill set that is critical to a key business objective or the executive is in line for a key leadership position, the executive's total direct compensation may be targeted above the 50th percentile of the external market. We believe this is in the best interest of the Company in light of the costs associated with replacing key executives and the potential impact to key business initiatives. In the event that an executive has not fully met performance objectives, has duties and responsibilities which are less than those of the closest external comparator, or is new to his or her position and has not had the opportunity to demonstrate a consistent level of performance, the executive's total direct compensation may be targeted below the 50th percentile.

       The Committee makes recommendations to the Board of Directors regarding the compensation to be paid to the Chief Executive Officer of the Company. When making such recommendations, the Committee considered the results of the review by the Board of the Chief Executive Officer's performance against specific objectives established at the beginning of each year. The results of this assessment were taken into account in determining how compensation levels should be aligned with the primary market reference point. The 50th percentile of peer group data was the primary reference point used in establishing the Chief Executive Officer's 2014 base salary and bonus target and in establishing his 2014 long-term incentive award in December 2014. The Chief Executive Officer attends Committee meetings but is not present for the discussions when his own compensation is determined.

       The Committee determines, and reports to the Board of Directors, the compensation to be paid to Named Executive Officers other than the Chief Executive Officer. When evaluating the compensation levels of the other Named Executive Officers, the Committee considers recommendations of the Chief Executive Officer. These recommendations are presented to the Committee each year along with a written assessment for each executive officer addressing performance against the past year's financial objectives and overall leadership effectiveness.

       In determining compensation levels for the Named Executive Officers, the Committee also reviews current and historical compensation levels (targeted and actually paid) for each executive, including the current value of any outstanding equity awards. While historical compensation levels are considered when establishing future compensation targets, the primary objective is to establish market-competitive programs that are highly aligned with future Company performance goals and shareholder value creation. This results in executive compensation being highly correlated to annual financial performance and long-term stock price performance. On average, 85% of targeted total compensation (base salary, annual incentive and long-term incentive) for the Named Executive Officers in fiscal 2014 was tied to Company-wide performance and at-risk insofar as annual incentive awards and the value of stock awards may be reduced or eliminated depending on Company-wide performance.

  Fiscal 2014 Market Data

       We evaluate the compensation paid to the Named Executive Officers in relation to the programs offered by a primary peer group of other medical product and healthcare companies. If the data sample is not large enough, data from an expanded peer group and/or other data sources may be used. Companies are selected based on similarities of business characteristics and overall company size. Organizational size is measured using revenue and market capitalization, and the primary peer group is developed so that the median annual revenue and market capitalization of the companies within the primary peer group approximates the annual revenue and market capitalization of the Company. The primary and expanded peer groups are reviewed by the Committee each year. If necessary, changes may be made to the peer group in order to achieve the objectives stated above or as a result of merger and acquisition activity that may have impacted peer companies.

       The following table represents the primary and expanded peer groups used for making decisions related to 2014 base salaries and annual incentive targets and December 2014 long-term incentive awards.

Company	Peer Group

Medtronic, Inc.	Primary
Baxter International, Inc.	Primary
Thermo-Fisher Scientific, Inc.	Primary
Stryker Corporation	Primary
Boston Scientific Corporation	Primary
Becton Dickenson and Company	Primary
Zimmer Holdings, Inc.	Primary
Hospira, Inc.	Primary
Covidien, plc	Primary
Varian Medical Systems, Inc.	Primary
CR Bard, Inc.	Primary
Edwards Lifesciences Corporation	Primary
Gilead Sciences, Inc.	Expanded
Agilent Technologies, Inc.	Primary
Allegran, Inc.	Primary
Biogen Idec, Inc.	Expanded
Forest Laboratories, Inc.	Expanded
Life Technologies Corporation(1)	Expanded
Bio-Rad Laboratories, Inc.	Expanded
Perkin-Elmer, Inc.	Expanded
Carefusion Corporation	Primary
DENTSPLY International, Inc.	Expanded
Intuitive Surgical, Inc.	Expanded
Actavis plc	Expanded

Footnote

(1)
Life Technologies Corporation data was not used in connection with December 2014 long-term incentive awards due to its acquisition by another company.

       When a relevant data sample is available from the primary peer group it is used to determine market compensation levels for the Named Executive Officers. If a relevant sample is not available from the primary peer group, the data is supplemented with data from an expanded peer group or salary survey data. The primary peer group data was used for each Named Executive Officer for each component of our compensation program in 2014, except that expanded peer group data was also used in setting the base salary and annual incentive target for Mr. Fain.

  Overview of Fiscal 2014 Compensation

       Pay Mix.    The chart below illustrates the mix of base salaries, target annual incentive awards and long-term incentive awards for our Named Executive Officers as a group for fiscal 2014.

       As reflected in the above chart, for fiscal 2014, on average approximately 85% of the total compensation awarded to the Named Executive Officers was in the form of annual incentive or equity compensation and therefore linked to Company performance.

  Fiscal 2014 Base Salaries

       The amount of annualized base salary and year-over-year increase for each of our Named Executive Officers for fiscal year 2014 is set forth in the following table. A portion of the increases for Messrs. Rousseau and Fain related to expanded responsibilities assumed as a result of organizational and leadership changes implemented in January 2014. Mr. Rousseau, Group President, was promoted to Chief Operating Officer and Mr. Fain, President, IESD was promoted to Group President.

	Base Salary
Name	Fiscal Year 2013 ($)	Fiscal Year 2014(1) ($)	Percent Increase in Fiscal Year 2014 (%)
Daniel J. Starks	1,045,500	1,076,865	3.0
John C. Heinmiller	730,000	754,000	3.3
Michael T. Rousseau	730,000	775,000	6.2
Eric S. Fain	615,000	700,000	13.8
Donald J. Zurbay	430,000	460,000	7.0

Footnote

(1)
Fiscal year 2014 reflects the annualized base salary rate.

       In determining 2014 base salary rates, consideration was given to each of the factors listed on pages 28-30 under "Determination of Targeted Compensation Levels" and the market data described on page 31.

  Fiscal 2014 Annual Incentive Awards

       For 2014, targeted annual incentive opportunities for our Named Executive Officers under the MICP ranged from 75% to 135% of base salary. The actual incentive payout for each performance objective could range from 0% to 200% of target depending upon the extent to which the performance objective was achieved. Incentive payments are not made if actual performance is less than 90% of targeted levels.

       For fiscal 2014, annual incentive payments made to the Named Executive Officers under the MICP were based on the Company's level of achievement of Company-wide annual sales revenue and earnings per share objectives, as established under the Company's annual operating plan. When calculating fiscal year 2014 earnings per share for determining achievement of performance measures under the MICP, we included the accretive impact of the Company's repurchase of approximately 11 million shares during such year.

       Historically, Company-wide performance objectives for the MICP have been set so they require meaningful growth over the previous year's revenue and profitability results. For example, in December 2013, the Board approved our 2014 operating plan and the Company-wide revenue and earnings per share targets of $5.769 billion and $3.99 (excluding the impact of certain charges, acquisitions and foreign currency translation), respectively, which were included within the operating plan. When the Board approved the operating plan, the 2014 revenue and earnings per share targets reflected increases of approximately 6% (on a constant-currency basis) and 7%, respectively, over the revenue and adjusted earnings per share that we expected, at that time, to achieve for the full year 2013.

       These considerations result in Company-wide goals that are consistent in their difficulty to achieve and probability for success. Performance objectives are set at a level that we believe is aggressive enough to inspire top performance but reasonable enough to be realistically achievable. Goals are established to challenge executives to maximize year-over-year growth in sales and profitability but are at the same time intended to be reasonable in that they can be achieved by the efficient execution of operating plans.

       Information regarding the weightings of the performance measures and the potential and actual payouts of the fiscal 2014 annual incentive awards pursuant to the MICP is set forth below.

Fiscal 2014 Annual Incentive Award Payouts

	Performance Measures		Potential Payout*		Actual Payout
Name	Measure	Weighting	Target Payout as a % of Eligible Earnings	Target Payout Level	% of Target	Payout Amount	% of Eligible Earnings
Daniel J. Starks	EPS	75%	101.25%	$1,111,293	100.00%	$1,111,293	101.25%
	Company Sales	25%	33.75%	$370,431	97.00%	$359,318	32.74%

		100%	135.00%	$1,481,725	99.25%	$1,470,612	133.99%
John C. Heinmiller	EPS	75%	75.00%	$576,375	100.00%	$576,375	75.00%
	Company Sales	25%	25.00%	$192,125	97.00%	$186,361	24.25%

		100%	100.00%	$768,500	99.25%	$762.736	99.25%
Michael T. Rousseau	EPS	75%	75.00%	$591,216	100.00%	$591,216	75.00%
	Company Sales	25%	25.00%	$197,072	97.00%	$191,160	24.25%

		100%	100.00%	$788,288	99.25%	$782,376	99.25%
Eric S. Fain	EPS	75%	60.00%	$425,077	100.00%	$425,077	60.00%
	Company Sales	25%	20.00%	$141,692	97.00%	$137,442	19.40%

		100%	80.00%	$566,769	99.25%	$562,519	79.40%
Donald J. Zurbay	EPS	75%	56.25%	$263,726	100.00%	$263,726	56.25%
	Company Sales	25%	18.75%	$87,909	97.00%	$85,271	18.19%

		100%	75.00%	$351,635	99.25%	$348,997	74.44%

Footnote

(1)
Eligible earnings constitutes base salary earnings for 53 weeks consistent with the Company's fiscal year.

  Fiscal 2014 Long-Term Incentive Awards

       The equity awards granted to the Named Executive Officers during fiscal 2014 were determined as described under "Determination of Targeted Compensation Levels" above. Grant value recommendations are made to the Committee in advance of the date they are actually approved. The number of shares required to deliver the recommended value is determined using the fair value of the Company's stock on the date of grant. The number of shares subject to each option award granted to the Named Executive Officers during fiscal year 2014, as well as the grant date fair values of these awards, is shown in the Grants of Plan-Based Awards for Fiscal 2014 table on page 39.

  Fiscal 2014 Other Benefits

       The table below provides information regarding other benefits provided to the Named Executive Officers.

Other Benefits	Description
Health and Welfare Benefits

•

Health Benefits: Health care, dental, vision and disability benefits that are available to all exempt employees.

•

Life Insurance: Life insurance with a death benefit equal to twice the employee's annual salary, commission and bonus, up to a maximum death benefit of $1,250,000, which is available to each salaried employee with a salary, commission and bonus exceeding $150,000. As of December 31, 2006, Mr. Starks declined coverage under this program and therefore no longer receives a life insurance benefit from the Company.

•

Supplemental Disability Insurance. Payment of supplemental disability insurance premiums for Mr. Heinmiller.

•

Physical Examination: Reimbursement for one physical examination every 12 months up to a maximum of $1,600 per exam.

Retirement Benefits

•

401(k) Plan: Company matches 100% of the first 3% of compensation contributed by employees.

•

Management Savings Plan: Plan provides matching payments for each employee whose annual salary, commission and bonus exceed the IRS qualified plan limit.

•

Employee Stock Purchase Plan: Allows employees to purchase stock at a discount to the market price.

Other Benefits	• Charitable Matching Program: Eligible charitable contributions are matched by the Company up to a maximum of $1,000 each year.

       The other benefits described above, including the 401(k) plan, the Management Savings Plan and Employee Stock Purchase Plan, do not factor into decisions related to other elements of compensation for the Named Executive Officers other than to support the Company's overall strategy to attract and retain executive talent.

  Change in Control Severance Agreements

       The Company has entered into change in control severance agreements (the "Severance Agreements") with each of the Named Executive Officers. Each Severance Agreement provides a benefit to the Named Executive Officer in the event that he is involuntarily terminated, other than for cause, following a change in control. A benefit is also provided if the Named Executive Officer terminates his employment for good reason in the three years following a change in control. The Company has selected this "double trigger" approach because it protects the Named Executive Officer from the possibility of a termination of his employment following a change in control while at the same time providing for payment only if such a termination of employment actually occurs. The Severance Agreements apply solely to change in control related terminations. The Named Executive Officers are not provided any guaranteed benefit, under the Severance Agreements or otherwise, in the event of termination not related to a change in control.

       In the event of a qualifying termination, each Named Executive Officer is provided with a lump sum payment equal to 2.9 times his annual base salary, target annual incentive and annual perquisite allowance. In addition, for a period of three years, the Named Executive Officer is entitled to receive, at the Company's expense, health, accident, disability and life insurance benefits substantially similar to those provided immediately before termination. In the event that any payments associated with a change in control, whether covered by the Severance Agreement or any other plan, would be subject to excise tax under Section 280G of the Internal Revenue Code, the Company will provide the Named Executive Officer with a payment to cover the excise tax plus a gross-up payment to cover any taxes applied to the excise tax payment. The Company will also reimburse the Named Executive Officer for any legal fees and expenses incurred by the Named Executive Officer as a result of the termination of his employment, including costs incurred in contesting or disputing the termination or seeking to obtain or enforce any right under the Severance Agreement.

       The Committee reviewed the Severance Agreements in December 2012 and determined to reduce the benefits for any executive hired after December 2012 by eliminating (i) consideration of the annual perquisite allowance when computing the amount of the severance payment and (ii) the provision of the cash gross-up payment to cover any excise tax. The reduced severance benefit does not affect any of our Named Executive Officers. The Committee determined it was not appropriate to adjust the existing Severance Agreements as their terms may have been material to executives in their decision to take a position with the Company.

       The Company believes that providing change in control benefits should eliminate or reduce the reluctance of executive management to pursue potential change in control transactions that may be in the best interests of shareholders. The Company also believes these arrangements are necessary in order to retain key executives during the transition period following a change in control and allow them to focus on Company-related matters rather than seeking new employment opportunities. The Severance Agreements are discussed in greater detail on page 42. The Severance Agreements do not factor into decisions related to other elements of compensation other than to support the overall strategy of attracting and retaining executive talent.

  Stock Ownership Guidelines and Anti-Hedging Policy and Anti-Pledging Policy

       The Company maintains stock ownership guidelines, which set stock ownership targets that all executive officers and Directors are expected to achieve, with the intent of aligning the interests of management and shareholders and fostering a long-term orientation. Targeted stock ownership levels range from six times base salary for the Chief Executive Officer (increased in 2013 from three times base salary) to two times base salary for each of the other Named Executive Officers. Stock ownership guidelines for Directors are set at five times the annual retainer for Directors, or $500,000. Ownership levels are expected to be reached within five years after the date of first promotion to the applicable management level or to the Board, as applicable.

       Ownership levels are determined by including stock acquired through open market purchases, option exercises or Employee Stock Purchase Plan purchases, shares obtained in lieu of earned compensation, shares earned under restricted stock grants and the "in the money" value of vested stock options. Each Director and those Named Executive Officers who have been executive officers of the Company for at least five years are in compliance with the Company's stock ownership guidelines.

       The Committee also maintains an anti-hedging policy prohibiting all Directors and executive officers from engaging in the purchase or sale of financial instruments (including puts, calls, prepaid variable forward contracts, equity swaps, collars, exchange funds or other derivative securities) based on the Company's securities that are designed to hedge or offset any decrease in the market value of the Company's securities. The policy is premised on the belief that even in those circumstances where the proposed transaction may not constitute a violation of law or applicable regulations, it is nonetheless considered inappropriate for any Director or executive officer to engage in short-term or speculative transactions in our securities that may be viewed as reducing their incentive to improve our performance or inconsistent with the objectives of our shareholders in general. In addition, in December 2014, the Committee recommended and the Board adopted an anti-pledging policy prohibiting Directors and executive officers from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan. The anti-pledging policy applies on a prospective basis from the time of its adoption and exempts shares of Company stock pledged prior to its adoption, which includes the shares pledged by Mr. Starks, as detailed in footnote (6) of the Share Ownership of Management and Directors and Certain Beneficial Owners table on page 20.

  Tax Implications of Executive Compensation

       Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to certain of its executive officers. There is an exception to the $1,000,000 limitation for performance-based compensation, provided it is paid pursuant to a plan that has been approved by shareholders, the performance goals are objective and determined by a committee of the board of directors which is comprised solely of two or more outside directors and the compensation is paid only after the committee certifies that the performance goals and any other material terms were in fact satisfied.

       Other than restricted stock units, all awards to the Named Executive Officers made for fiscal 2014 under the Company's annual and long-term incentive plans are intended to qualify as performance-based compensation under Section 162(m) and, therefore, are excluded from the $1,000,000 cap on compensation for deductibility purposes.

       It is the Committee's intention to use incentive compensation as a substantial component of the Company's executive compensation program and to attempt to structure incentive compensation so that the Company will not lose deductions under Section 162(m). While the Committee intends to continue to provide compensation opportunities to its executives in as tax-efficient a manner as possible, it recognizes that from time to time it may be in the best interests of shareholders to provide non-deductible compensation.

  Adjustments for Non-GAAP Financial Measures

       The Company utilizes the following non-GAAP financial measures to forecast and evaluate the operational performance of the Company as well as to compare results of current periods to prior periods on a consolidated basis:

•
Constant currency sales growth rate
•
Adjusted diluted net earnings per share

       The adjustments made to GAAP financial measures result from facts and circumstances that vary in frequency and impact on the Company's results of operations. The following is an explanation of each of the adjustments that management excludes in calculating its non-GAAP measures.

       Restructuring activities – These amounts represent severance costs and other termination benefits, inventory write-offs primarily associated with discontinued product lines, fixed asset write-offs related to assets no longer expected to be utilized and other restructuring costs.

       Acquisition-related costs – These amounts consist of contingent consideration fair value adjustments, acquired inventory step-up amortization, other transaction costs and integration costs.

       Product field action costs and litigation costs – These amounts primarily relate to inventory write-off and disposal costs, additional warranty and patient monitoring costs, and estimated legal costs for outstanding legal matters associated with product field actions.

       Legal settlements – These amounts consist of losses that are probable and reasonably estimable, gains related to favorable resolutions of litigation matters and probable insurance recoveries.

       Intangible asset impairment charges – These amounts represent non-cash impairments of certain definite and indefinite-lived intangible assets.

       Debt retirement costs – These amounts are associated with the make-whole provisions of long-term notes retired prior to their scheduled maturities.

       Discrete income tax items – These amounts represent tax effects related to significant unusual or infrequent items not attributable to current-year ordinary income, such as settlement of tax positions and discrete tax adjustments to uncertain tax positions.

       R&D credit – These amounts represent the impact of the federal research and development tax credit to present comparative periods assuming that the tax credit had been enacted in all periods presented.

       Foreign currency impact – These amounts represent the impact to net sales after translating net sales at comparable prior period foreign currency exchange rates.

Diluted net earnings per share attributable to St. Jude Medical, Inc.	2013	2014	% Change

As reported (GAAP)	$2.49	$3.46	39%
Restructuring activities	0.60	0.34
Acquisition-related costs	0.18	0.12
Product field action costs and litigation costs	0.09	0.13
Legal settlements	0.05	(0.03)
Intangible asset impairment charges	0.09	0.13
Debt retirement costs	0.35	—
Discrete income tax benefits	—	(0.17)
R&D credit	(0.07)	—

As adjusted (Non-GAAP)	$3.76	$3.98	6%

The sum of the components may not equal the total due to rounding.

Net sales (millions)	2013	2014	% Change

As reported (GAAP)	$5,501	$5,622	2%
Unfavorable foreign currency impact vs. 2013	—	74

Constant currency (Non-GAAP)	$5,501	$5,696	4%

Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Compensation Risk Analysis

       In July 2014, the Company's compensation consultant, Pay Governance, analyzed, reviewed and discussed with the Company's Compensation Committee whether the Company's executive compensation practices and policies encourage excessive risk-taking. The Compensation Committee and Pay Governance concluded that such practices and policies, taking into account any risk-mitigating provisions and controls (e.g., stock ownership guidelines, the elements of long-term incentive compensation, lack of formal non-change-in-control severance plans and funding of the annual bonus pool based on Company performance), do not encourage excessive risk-taking that is reasonably likely to have a material adverse effect on the Company. In 2014, we continued our practice of delivering a portion of the Named Executive Officer's equity award in the form of restricted stock units in order to balance the risk profile of the executive compensation portfolio. Effective beginning in 2012, the Company also implemented a compensation recoupment or "clawback" policy that requires the repayment of MICP awards in certain circumstances. Management applied similar criteria in assessing whether other compensation practices and policies encourage excessive risk-taking and concluded that they do not. Based on the foregoing, the Company determined that the risks arising from the Company's compensation practices and policies are not reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

       The following table shows the cash and non-cash compensation for the last three fiscal years awarded to or earned by the individuals who served as our chief executive officer, chief financial officer and each of our three other most highly compensated executive officers during fiscal year 2014. These five individuals are collectively referred to as the "Named Executive Officers".

Name and Principal Position	Year	Salary ($)(1)		Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compen- sation ($)		Total ($)

Daniel J. Starks	2014	1,097,574	(5)	2,530,539	5,061,571	1,470,612	10,800	(6)	10,171,096
Chairman, President and	2013	1,045,500		2,303,385	4,854,634	1,430,244	36,650		9,670,413
Chief Executive Officer	2012	1,045,500		1,426,001	2,912,165	1,301,648	36,500		6,721,814
John C. Heinmiller	2014	768,500	(5)	825,920	1,652,152	762,736	16,492	(7)	4,025,801
Executive Vice President	2013	730,000		1,063,201	2,240,903	832,200	40,287		4,906,591
	2012	714,000		1,128,640	1,941,380	740,775	39,967		4,564,762
Michael T. Rousseau	2014	788,288	(5)	1,134,846	2,269,849	782,376	12,337	(8)	4,987,696
Chief Operating Officer	2013	730,000		1,063,201	2,240,903	832,200	36,132		4,902,436
	2012	700,000		1,128,640	1,941,380	726,250	35,775		4,532,045
Eric S. Fain	2014	708,462	(5)	646,312	1,292,975	562,519	12,837	(8)	3,223,104
Group President	2013	615,000		606,933	1,279,511	518,814	31,632		3,051,890
	2012	597,000		564,320	1,188,600	411,930	31,806		2,793,656
Donald J. Zurbay	2014	468,846	(5)	599,891	1,199,978	348,997	12,337	(8)	2,630,049
Vice President, Finance and	2013	430,000		557,503	1,175,174	318,630	29,382		2,510,689
Chief Financial Officer	2012	375,231		461,440	591,638	229,300	29,227		1,686,836

Footnotes

(1)
Includes amounts deferred at the discretion of the executive officer pursuant to our 401(k) plan and our Management Savings Plan.

(2)
The amounts in this column are computed in accordance with FASB ASC Topic 718 and are based on the grant date fair value of the restricted stock unit awards (the Company's closing stock price on the date of grant multiplied by the number of shares subject to the award).

(3)
The amounts in this column are computed in accordance with FASB ASC Topic 718 and are based on the grant date fair value of the stock option awards as estimated using the Black-Scholes option pricing model. The assumptions used to estimate fair value are discussed in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 3, 2015.

(4)
We award bonuses to the Named Executive Officers solely based on our achievement of certain performance targets. Accordingly, bonus amounts are reported in the Non-Equity Incentive Plan Compensation column. The amounts in this column relate to awards under the MICP and are described under the heading "Compensation Discussion and Analysis" above.

(5)
Salary amount reflects the Company's 53 week fiscal year.

(6)
Consists of retirement plan contributions of $10,800. The Company purchases life insurance for salaried employees generally providing a death benefit equal to the lesser of $500,000 or twice the annual salary, commission and bonus of such salaried employees. For employees whose annual salary, commission and bonus exceeds $150,000 and who participate in the Management Savings Plan, the Company purchases supplemental life insurance providing a death benefit equal to the lesser of $1,250,000 or twice the annual salary, commission and supplemental bonus of such salaried employees. As of December 31, 2006, Mr. Starks declined coverage under this program and therefore no longer receives a life insurance benefit from the Company.

(7)
Consists of retirement plan contributions of $10,800, the cost of supplemental disability insurance premiums paid by the Company and the incremental cost of life insurance premiums paid by the Company for coverage in excess of that purchased by the Company for salaried employees generally.

(8)
Consists of retirement plan contributions of $10,800 and the incremental cost of life insurance premiums paid by the Company for coverage in excess of that purchased by the Company for salaried employees generally, and $500 for a patent award payment to Mr. Fain.

Grants of Plan-Based Awards for Fiscal 2014

       The following table summarizes the 2014 grants of equity and non-equity incentive plan-based awards to the Named Executive Officers.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Restricted Stock Units (#)(2)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(2)(4)
							Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)(5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)

Daniel J. Starks		889,035	1,481,725	2,963,449
	12/08/14				36,632	322,428	69.08	7,592,110
John C. Heinmiller		461,100	768,500	1,537,000
	12/08/14				11,956	105,244	69.08	2,478,072
Michael T. Rousseau		472,973	788,288	1,576,577
	12/08/14				16,428	144,592	69.08	3,404,695
Eric S. Fain		340,062	566,769	1,133,539
	12/08/14				9,356	82,364	69.08	1,939,287
Donald J. Zurbay		210,981	351,635	703,269
	12/08/14				8,684	76,440	69.08	1,799,869

Footnotes

(1)
Actual amounts paid under the MICP based on our 2014 performance are reported in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table. The performance objectives and target opportunities for awards under the MICP for each year are typically set at the Board of Directors and Compensation Committee meetings held in the December preceding the year for which performance is to be measured. For example, in December 2013, the Board of Directors and Compensation Committee set the performance targets for fiscal year 2014. The performance targets are described in "Compensation Discussion and Analysis" above.

(2)
All grants made to the Named Executive Officers were made under the St. Jude Medical, Inc. 2007 Stock Incentive Plan.

(3)
These restricted stock units vest 25% on each December 17 in 2015, 2016, 2017 and 2018, subject to acceleration of vesting if the executive is involuntarily terminated, other than for cause, or leaves for good reason following a change in control.

(4)
These options vest 25% on each December 17 in 2015, 2016, 2017 and 2018, subject to acceleration of vesting if the executive is involuntarily terminated, other than for cause, or leaves for good reason following a change in control.

(5)
The grant date fair value of restricted stock units is based on the Company's closing stock price on the date of grant multiplied by the number of shares subject to the award. The assumptions used to estimate the grant date fair value of stock options are discussed in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 3, 2015.

Outstanding Equity Awards at 2014 Fiscal Year-End

       The following table sets forth the outstanding equity awards held by the Named Executive Officers at the end of fiscal year 2014.

		Option Awards
						Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)
Name	Grant Date			Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)

Daniel J. Starks	12/10/2007	320,000	-0-	40.55	12/10/2015
	12/15/2008	500,000	-0-	30.58	12/15/2016
	12/14/2009	450,000	-0-	38.59	12/14/2017
	12/14/2010	480,000	-0-	41.65	12/14/2018
	12/12/2011	360,000	120,000	34.96	12/12/2019
	12/10/2012	183,756	183,756	35.27	12/10/2020
	12/10/2013	80,773	242,320	59.41	12/10/2021
	12/08/2014	-0-	322,428	69.08	12/08/2022
	12/10/2012					20,216	1,312,827
	12/10/2013					29,079	1,888,390
	12/08/2014					36,632	2,378,882
John C. Heinmiller	12/10/2007	160,000	-0-	40.55	12/10/2015
	12/15/2008	250,000	-0-	30.58	12/15/2016
	12/14/2009	214,000	-0-	38.59	12/14/2017
	12/14/2010	223,000	-0-	41.65	12/14/2018
	12/12/2011	225,000	75,000	34.96	12/12/2019
	12/10/2012	122,500	122,500	35.27	12/10/2020
	12/10/2013	37,285	111,855	59.41	12/10/2021
	12/08/2014	-0-	105,244	69.08	12/08/2022
	12/10/2012					16,000	1,039,040
	12/10/2013					13,422	871,625
	12/08/2014					11,956	776,423
Michael T. Rousseau	12/15/2008	50,000	-0-	30.58	12/15/2016
	12/14/2009	182,000	-0-	38.59	12/14/2017
	12/14/2010	204,000	-0-	41.65	12/14/2018
	12/12/2011	225,000	75,000	34.96	12/12/2019
	12/10/2012	122,500	122,500	35.27	12/10/2020
	12/10/2013	37,285	111,855	59.41	12/10/2021
	12/08/2014	-0-	144,592	69.08	12/08/2022
	12/10/2012					16,000	1,039,040
	12/10/2013					13,422	871,625
	12/08/2014					16,428	1,066,834
Eric S. Fain	12/10/2007	47,000	-0-	40.55	12/10/2015
	12/15/2008	150,000	-0-	30.58	12/15/2016
	12/14/2009	140,000	-0-	38.59	12/14/2017
	12/14/2010	144,500	-0-	41.65	12/14/2018
	12/12/2011	150,000	50,000	34.96	12/12/2019
	12/10/2012	75,000	75,000	35.27	12/10/2020
	12/10/2013	21,289	63,867	59.41	12/10/2021
	12/08/2014	-0-	82,364	69.08	12/08/2022
	12/10/2012					8,000	519,520
	12/10/2013					7,662	497,570
	12/08/2014					9,356	607,579
Donald J. Zurbay	12/14/2010	30,000	-0-	41.65	12/14/2018
	12/12/2011	31,998	10,666	34.96	12/12/2019
	12/10/2012	37,332	37,332	35.27	12/10/2020
	12/10/2013	19,553	58,659	59.41	12/10/2021
	12/08/2014	-0-	76,440	69.08	12/08/2022
	12/12/2011					1,385	89,942
	08/30/2012					1,750	113,645
	12/10/2012					4,666	303,010
	12/10/2013					7,038	457,048
	12/08/2014					8,684	563,939

Footnotes

(1)
Except for the options granted on December 12, 2011, December 10, 2012, December 10, 2013 and December 8, 2014, which will vest 25% per year on each December 17 following the one-year anniversary of the date of grant, these options vest 25% on each of the first four anniversary dates of the date of grant, subject to acceleration of vesting upon a change in control under certain circumstances.

(2)
Except for the restricted stock units granted on August 30, 2012, which will vest 25% on each of the first four anniversary dates of the date of grant, these restricted stock units vest 25% per year on each December 17 following the one-year anniversary of the date of grant subject to acceleration of vesting upon a change in control under certain circumstances.

(3)
Determined by multiplying the Company's closing stock price ($64.94) on the last business day of fiscal year 2014 by the number of shares subject to the award.

Option Exercises and Stock Vested During Fiscal 2014

       The following table summarizes information with respect to stock option awards exercised and restricted stock units vested during fiscal year 2014 for each of the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Daniel J. Starks	100,000	2,945,700	19,800	1,299,078
John C. Heinmiller	0	0	12,474	818,419
Michael T. Rousseau	50,000	1,825,000	12,474	818,419
Eric S. Fain	0	0	6,554	430,008
Donald J. Zurbay	38,000	878,560	8,189	538,163

Footnotes

(1)
Calculated by multiplying the number of shares acquired on exercise by the difference between the market price per share of our common stock at exercise and the exercise price per share.

(2)
Calculated by multiplying the number of shares acquired on vesting by the closing market price on the date of vesting.

Nonqualified Deferred Compensation

       The following table shows the executive contributions and Company contributions in fiscal year 2014 and earnings and account balances for the Named Executive Officers in the St. Jude Medical Management Savings Plan (the "MSP"), an unfunded, unsecured non-qualified deferred compensation plan. The MSP allows participants to defer up to 100% of their base pay, MICP bonus and other bonus and commission compensation. The Company makes matching contributions of 100% of deferrals up to 3% of the first $100,000 of compensation above the Internal Revenue Code limit ($260,000 in 2014). Deferred amounts and Company contributions are held in an irrevocable trust, which remains subject to the claims of the Company's creditors. Company contributions vest 20% for each calendar year of a participant's service. Deferred amounts and Company contributions in each participant's account are credited with the net returns of the investment funds in which such contributions are deemed to be invested. Participants may select among several deemed investment options made available by the Company, and participants may change their deemed investment elections at any time. The following investment funds were available under the MSP in fiscal 2014: Janus Balanced-I, Loomis Sayles Value-Y, Fidelity Spartan Extended Market Index-Inv, Fidelity Spartan International Index-Inv, JPMorgan Prime Money Market, PIMCO Total Return, Vanguard Target Retirement Income Fund, Vanguard Institutional Index, Vanguard Target Retirement 2010, Vanguard Target Retirement 2015, Vanguard Target Retirement 2020, Vanguard Target Retirement 2025, Vanguard Target Retirement 2030, Vanguard Target Retirement 2035, Vanguard Target Retirement 2040, Vanguard Target Retirement 2045, Vanguard Target Retirement 2050, Vanguard Total Bond Market Index-Inst, JPMorgan Large Cap Growth, JPMorgan Mid Cap Value, Morgan Stanley Inst Mid Cap Growth, ACI Short Duration Inflation Protected bond-Inst., American Century Small Cap Value, Columbia Acorn Fund Z, Harbor International and Invesco Diversified Dividend. The returns on these investment funds for the calendar year ended December 31, 2014 ranged from –6.81% to 15.14%, with a median return of 7.12%.

       Participants may elect, before the beginning of each year, to have all amounts deferred and Company contributions for that year distributed on a date during employment, provided that the selected distribution date occurs at least two years after the end of the year in which the withdrawn amounts were initially deferred into the MSP. Participants may also elect at that time to receive the amount in installments over a period of up to 15 years upon separation from service, provided their account balance and length of service exceed certain minimums; otherwise payment is made in a single lump sum. If no early distribution election is made, participants will receive a distribution of their account in the MSP upon separation from service with the Company. To the extent necessary to comply with Section 409A of the Internal Revenue Code, payments made to Named Executive Officers on account of their separation from service may be delayed six months following their separation from service.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings (Loss) in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)

Daniel J. Starks	54,257	3,000	176,774	— 0-	1,365,692
John C. Heinmiller	39,150	3,000	159,915	-0-	1,428,634
Michael T. Rousseau	1,504,126	3,000	1,192,558	-0-	15,981,031
Eric S. Fain	161,955	3,000	248,607	-0-	2,058,385
Donald J. Zurbay	4,777	3,000	63,959	-0-	369,473

Footnotes

(1)
All of these amounts are included in the amounts reported under the "Salary" and "Non-Equity Incentive Plan Compensation" columns of the Summary Compensation Table on page 38.

(2)
All of these amounts are included in the amounts reported under the "All Other Compensation" column of the Summary Compensation Table on page 38.

(3)
The amounts reported in this column represent the change during the last fiscal year in the value of the underlying mutual funds in which the Named Executive Officers' deferred amounts were deemed to be invested. None of these amounts are reflected in the Summary Compensation Table for the last completed fiscal year.

(4)
Includes the following amounts that were previously reported as compensation to the Named Executive Officers in the Summary Compensation Table for previous years: Mr. Starks, $787,212; Mr. Heinmiller, $830,222; Mr. Rousseau, $9,375,198; Mr. Fain $1,043,362 and Mr. Zurbay $262,392.

Employment Agreements

       The Company has no written employment agreements with the Named Executive Officers. The compensation arrangement for each of the Named Executive Officers is described under "Compensation Discussion and Analysis" above.

Change in Control Agreements

       The Company has entered into change in control severance agreements (the "Severance Agreements") with each of the Named Executive Officers. The Severance Agreements provide for certain payments and other benefits if, following a Change in Control, the Company terminates the Named Executive Officer's employment without Cause or the Named Executive Officer terminates his employment for Good Reason. Such payments and benefits include: (1) severance pay equal to 2.9 times the sum of the Named Executive Officer's annual salary, target bonus and certain other compensation paid to the Named Executive Officer during the 12 months before the termination; (2) three years of health, life, accident and disability insurance substantially similar to that in effect at the time of termination; (3) the payment of legal fees and expenses relating to the termination; and (4) a gross-up payment for certain excise taxes, if they are imposed on such payments or benefits and for any tax imposed on such gross-up payment. Under the Severance Agreements, "Cause" is defined as a conviction for felony criminal conduct; "Good Reason" is defined to include a change in the Named Executive Officer's responsibility or status, a reduction in salary or benefits or a mandatory relocation; and "Change in Control" is defined to include a change in control of the type required to be disclosed under SEC proxy rules, acquisition by a person or group of 35% or more of the outstanding voting stock of the Company, a proxy fight or contested election which results in

Continuing Directors (as defined) not constituting a majority of the Company's Board of Directors or another event the majority of the Continuing Directors determines to be a change in control.

       The Compensation Committee modified the Severance Agreements in December 2012 to reduce the benefits by eliminating (i) consideration of the annual perquisite allowance when computing the amount of the severance payment and (ii) the provision of the cash gross-up payment to cover any excise tax for any executive hired after December 2012. The reduced severance benefit does not affect any of our Named Executive Officers. The Compensation Committee determined it was not appropriate to adjust the existing Severance Agreements as their terms may have been material to executives in their decision to take a position with the Company.

Potential Payments Upon Termination or Change in Control

       As described above, the Named Executive Officers do not have employment agreements with the Company but do have Severance Agreements with the Company. The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if a Named Executive Officer's employment had terminated on January 3, 2015, given the Named Executive Officer's compensation and service levels as of such date and, if applicable, based on the Company's closing stock price on that date. These benefits are in addition to benefits available generally to salaried employees, such as distributions under our 401(k) plan, disability benefits and accrued vacation pay. Because it is unlikely that any of the Named Executive Officers would be affected by a layoff, the information below does not reflect benefits that may be available in such situations under Company plans and arrangements.

       Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, the Company's stock price and the executive's age.

  Equity Awards

       If one of the Named Executive Officers were to die or become disabled, any exercisable stock options would remain exercisable for one year following the date of death or disability, except to the extent of the earlier expiration of the option term. All unexercisable stock options would immediately be cancelled and all unvested shares of restricted stock would immediately be forfeited.

  Deferred Compensation

       The last column of the Nonqualified Deferred Compensation Table on page 42 reports each Named Executive Officer's aggregate balance at January 3, 2015 under the MSP. The Named Executive Officers are entitled to receive the amount in their deferred compensation account in the event of termination of employment, death or at a date during employment elected by the Named Executive Officer, subject to any claims of creditors in the event of a Company insolvency. Until distribution, the account balances continue to be credited with increases or decreases reflecting changes in the value of the deemed investment funds in which each Named Executive Officer has elected the deferred compensation to be allocated.

  Life Insurance Benefits

       The Company purchases life insurance for salaried employees generally providing a death benefit equal to the lesser of $500,000 or twice the annual salary, commission and bonus of such salaried employees. For employees whose annual salary, commission and bonus exceeds $150,000 and who participate in the MSP, the Company purchases supplemental life insurance providing a death benefit equal to the lesser of $1,250,000 or twice the annual salary, commission and supplemental bonus of such salaried employees. If a Named Executive Officer had died on January 3, 2015, their survivors would have received $1,250,000 under this arrangement, except for Mr. Starks, who declined this benefit.

  Severance Payments

       In the event that a Change in Control of the Company (as defined under the Severance Agreements) had occurred on January 3, 2015, no severance payments would have been due to the Named Executive Officers unless they were also terminated without Cause or they terminated their employment for Good Reason (as those terms are defined under the Severance Agreements). The table below sets forth the severance payments to each of the Named Executive Officers in the event a Change in Control had occurred on January 3, 2015 and there had been such a termination. The table also sets forth the "in the money" value of options and the value of any restricted stock units for which vesting would have accelerated on that date, assuming, as it pertains to a certain number of such equity awards, that a Change in Control of the Company (as defined under the applicable agreements governing such option and restricted stock unit awards, the "Equity Award Agreements") had occurred on such date and the Named Executive Officers had been terminated without Cause or they terminated their employment for Good Reason (as those terms are defined under the Equity Award Agreements).

Change in Control Payments and Acceleration of Options
	Cash Payments(1)		Equity Awards for Which Vesting Would Have Accelerated(2)
Named Executive Officer	Salary and Bonus Related Payments ($)(3)	Healthcare Benefits ($)	"In the Money" Value of Options ($)	Value of Restricted Stock Units ($)	Total ($)
Daniel J. Starks	13,415,724	51,914	10,389,669	5,580,018	29,437,325
John C. Heinmiller	3,277,000	70,755	6,501,633	2,687,087	12,536,475
Michael T. Rousseau	4,640,000	57,002	6,501,633	2,977,499	14,176,134
Eric S. Fain	6,533,538	43,143	4,077,435	1,624,669	12,278,785
Donald J. Zurbay	4,477,086	57,002	1,751,791	1,527,584	7,813,463

Footnotes

(1)
The salary and bonus and related payments would have been made in lump sums, and the health care benefits would have been provided over three years following termination.

(2)
Calculated using the closing price of our common stock on January 2, 2015, the last business day of fiscal year 2014. Equity awards granted after December 2012 are subject to a "double trigger" change of control provision such that vesting is accelerated only if the executive officer is involuntarily terminated, other than for cause, or leaves for good reason following a change of control.

(3)
Includes gross-up payments that would have been due to Messrs. Starks, Fain and Zurbay

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

       Pursuant to Section 14A of the Exchange Act, the Company is providing shareholders with an advisory (non-binding) vote to approve the compensation of our Named Executive Officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this proxy statement. The Company asks that you support the compensation of our Named Executive Officers as disclosed in this proxy statement. Because your vote is advisory, it will not be binding on the Board of Directors or the Company. However, the Board of Directors will review the voting results and take them into consideration when making future decisions regarding executive compensation. The Company currently conducts annual advisory votes on executive compensation, and the Company expects to conduct the next advisory vote at our 2016 Annual Meeting of Shareholders.

       The Company has in the past obtained approval from shareholders for the most significant incentive plans that we use to motivate, retain, and reward our executives. Those incentive plans include our MICP and our stock incentive plans and make up a majority of the pay that the Company provides to Named Executive Officers. Thus, shareholders have already had a voice in the largest part of our executive compensation program.

       Our executive compensation program must be viewed in light of our performance. St. Jude Medical has had a long-standing tradition of delivering results for our shareholders, customers and the patients they serve, and the communities in which we operate. We are one of the largest 500 companies in the United States (based on revenue) with facilities in more than 40 countries throughout the world, and we generate nearly 53% of our net sales outside of the United States. We believe our executive compensation program has played a material role in attracting and retaining a highly experienced, successful team to drive strong financial results and manage the Company through the recent economic downturn, challenging cardiac rhythm management market and cost-reduction measures being implemented in many major healthcare markets around the world. In 2014:

•
The Company's net sales were $5.622 billion, representing, on a constant-currency basis, a 4% increase over the prior year1;

•
Adjusted diluted net earnings per share grew to $3.98 in 2014, an increase of $0.22 or 6% over the prior year, resulting in, on an adjusted net earnings per share basis, the most profitable year in the history of the Company1; and

•
The Company increased its annual dividend to $1.08 per share, representing an increase of $.0.08 or 8% over the prior year.

       In addition, we are well-positioned coming out of 2014 to accelerate our sales growth. Over the past three years, St. Jude Medical has spent approximately $2 billion investing in internal development of new technologies that are designed to both help patients as well as improve healthcare on a cost-effective basis, and we continue to make above industry-average investments in research and development, as a percentage of sales, to support our future growth. We have made significant strides toward the development and commercialization of important growth drivers in the last fiscal year, including the commercialization of our Tacticath™ and CardioMEMS™ product lines as well as expansions in our neuromodulation portfolio through the acquisition of NeuroTherm and the approval of the Protégé™ spinal cord stimulation device. We also successfully resolved FDA warning letters previously issued to our Sylmar and Plano facilities, and launched new products from these sites. We have remained disciplined in our efforts, which began in 2012, to transform our

1
A reconciliation of non-GAAP revenue on a constant-currency basis and non-GAAP adjusted diluted net earnings per share is included in the Adjustments for Non-GAAP Financial Measures section on page 36 of this proxy statement.

organizational structure to better position us for the evolving competitive, regulatory and economic environments in which we operate. In the last fiscal year, we completed the process of combining our several operating divisions into a single division, resulting in an integrated research and development organization and a consolidation of manufacturing and supply chain operations worldwide. We have also continued our efforts to centralize certain support functions (e.g., information technology, human resources, legal, business development and certain marketing functions), streamline distribution methods, rationalize facility utilization levels, and consolidate vendor relationships. All of these restructuring and reorganization activities were undertaken as part of a comprehensive plan to accelerate the Company's growth, reduce costs, leverage economies of scale, maintain the highest level of quality, and fund our portfolio of growth drivers.

       We believe that our executive compensation program is structured in the best manner possible to support the Company and its business objectives. It has been designed to implement certain core compensation principles, which include:

•
alignment of management's interests with our shareholders' interests to support long-term value creation, including, by way of example, through equity compensation programs and share ownership guidelines;

•
pay for performance, demonstrated by linking bonuses paid under our MICP to key financial deliverables; and

•
linking compensation to market levels of compensation adopted by our competitors.

Mr. Starks, our Chairman, President and Chief Executive Officer, who has been with the Company, or one of its predecessors, for 29 years, owns 6,112,363 shares of the Company's common stock, making him the Company's largest individual shareholder. This assures that his interests are aligned with the shareholders' interests.

       In the course of establishing the compensation programs and awarding compensation for fiscal 2014, our Compensation Committee reviewed the Company's business expectations, and ultimately, performance, for fiscal 2014, and data and analyses regarding median market compensation. In addition, the Compensation Committee received advice and counsel on the program from its independent compensation consultant. The Committee determined that performance-based incentives were best able to motivate our Named Executive Officers to achieve short-term and long-term business goals.

       The Company believes that our executive compensation program is worthy of your support for the following reasons:

•
Our compensation programs are substantially tied to achievement of our key business objectives, which are designed to further the success of the Company and our shareholders. While overall Company sales fell slightly below targeted levels identified in the operating plan, the Company met adjusted EPS targets, aided by cost savings achieved through organizational, structural and operational improvements.

•
In making compensation decisions, the Committee reviews external market data generally between the 25th and 75th percentile with the 50th percentile serving as the primary reference point along with other factors listed under "Determination of Targeted Compensation Levels" on page 28.

•
Our compensation program for executive officers delivers a large part of potential total compensation in equity. If the value we deliver to our shareholders declines, so does the compensation we deliver to our executives.

•
We maintain a high-quality corporate governance framework.

•
We closely monitor the compensation programs and pay levels of executives at companies of similar size and complexity so that we can ensure that our compensation programs are within the range of market practices.

•
We continue to implement best practices into our compensation programs. In 2014, we implemented an anti-pledging policy and established minimum vesting criteria for awards made under our stock incentive plans. These changes are in addition to other best practices we have implemented in recent years as listed under "Continuous Improvement" on page 23.

       We believe that the information we have provided above and within the "Executive Compensation" section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management's interests are aligned with our shareholders' interests to support long-term value creation. Accordingly, we are asking our shareholders to vote FOR the following resolution at the annual meeting:

    "RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company's Named Executive Officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this proxy statement for the 2015 Annual Meeting of Shareholders."

The Board of Directors recommends a vote FOR adoption of the resolution approving the compensation of the Named Executive Officers as set forth in this proxy statement. Proxies will be voted FOR adoption of this resolution unless otherwise specified.

PROPOSAL TO APPROVE THE ST. JUDE MEDICAL, INC. AMENDED AND RESTATED MANAGEMENT INCENTIVE COMPENSATION PLAN

       Section 162(m) of the Internal Revenue Code of 1986 limits the Company's deduction for federal income tax purposes of compensation in excess of $1 million per individual paid to the Company's Chief Executive Officer and its three highest paid executive officers, excluding the Chief Financial Officer. Compensation that is performance-based within the requirements of Section 162(m) and is approved by the Company's shareholders will not be subject to the deduction limit. Therefore, in order to maximize the Company's tax deductions, the Board of Directors of the Company requested, and the shareholders approved, the St. Jude Medical, Inc. Management Incentive Compensation Plan ("MICP") at the 2014 annual meeting.

       On December 8, 2014, the Compensation Committee of the Company's Board of Directors approved an amendment to the MICP to reduce the maximum bonus amount that can be paid to any employee with respect to any one fiscal year to $5 million (the "Amendment," and together with the MICP, the "Amended and Restated MICP"). Prior to the Amendment, the maximum bonus amount payable under the MICP was the greater of $5 million or 1.5% of the Company's consolidated after tax net profit. The Amendment was adopted to set a firm cap on the amount of bonus that can be paid under the MICP in any year to any one employee, which the Company believes is responsive to and in the best interests of shareholders.

       The Amended and Restated MICP is subject to approval by the Company's shareholders at the 2015 annual meeting. Shareholders are being asked to approve the Amended and Restated MICP so that compensation paid thereunder will be performance-based within the requirements of Section 162(m) and will not be subject to the deduction limit, thereby maximizing the Company's tax deductions. If the Amended and Restated MICP is not approved by the affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote at the annual meeting, the Company will continue to use the MICP without the Amendment, which was approved by the shareholders at the 2014 annual meeting and meets the requirements of Section 162(m).

       The following is a summary of the material features of the MICP, as amended by the Amendment. The Amended and Restated MICP, marked to show the amendments, is attached as Appendix A to this Proxy Statement, and the following summary is qualified in its entirety by reference to it.

Purpose

       The MICP is designed to attract, retain and reward highly qualified executives who are important to the Company's success and to provide incentives relating directly to the financial performance and long-term growth of the Company.

Administration

       The MICP is administered by the Compensation Committee of the Board of Directors. The present members of the Compensation Committee are deemed to be outside directors of the Company, as defined under Section 162(m). In addition, each member of the Compensation Committee is independent under the Company's Principles of Corporate Governance and the NYSE listing standards.

       The Compensation Committee may amend, modify, suspend or terminate the MICP for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law. The Compensation Committee will seek shareholder approval of any amendment determined to require shareholder approval or to be advisable under the regulations of the Internal Revenue Service or other applicable laws or regulations.

Eligible Participants

       Individuals who are eligible to participate in the MICP include the executive officers and other employees of the Company as may be designated by the Compensation Committee. Officers subject to the reporting requirements of Section 16 of the Exchange Act are considered to be executive officers for the purposes of the MICP. As a frame of reference, in fiscal year 2014, 1,508 officers and other management employees participated in the Management Incentive Compensation Plan in effect during fiscal year 2014.

Awards Under MICP

       Not later than 90 days after the beginning of the fiscal year, the Compensation Committee (i) establishes financial objectives by which the financial performance of the Company and its divisions will be measured during the fiscal year; (ii) determines the executive officer's eligible to participate; (iii) determines the percentage of each executive officer's salary that may be awarded as bonus for the last fiscal year, up to the maximum bonus amount described below; (iv) determines the frequency at which each bonus will be paid when attained; and (v) determines each executive officer's bonus for the prior fiscal year based on the attainment of the financial objectives for the prior fiscal year.

       Individual awards will be based on attainment of financial performance goals, as determined for each participant by the Compensation Committee. For executive officers, the performance goals will be based on the following: net earnings; operating earnings or income; earnings growth; net income; cash flow (including operating cash flow, free cash flow, discounted cash flow return on investment, and cash flow in excess of cost of capital); earnings per share; earnings per share growth; stock price; total shareholder return; absolute and/or relative return on common shareholders equity; return on shareholders equity; return on capital; return on assets; economic value added (income in excess of cost of capital); independent customer satisfaction studies or indices; expense reduction; sales; ratio of operating expenses to operating revenues; market share; the expenses or profitability of the Company or any division or subsidiary; or any combination of these goals. For employees other than executive officers, subjective, individual performance goals may also be established.

       Pursuant to the Amendment, the maximum bonus amount that can be paid to any employee with respect to any one fiscal year's results cannot exceed $5 million. In addition, for 2015, the Compensation Committee has further limited the maximum bonus to 200% of each individual's target opportunity for the fiscal year. Earned bonus amounts shall be paid within 90 days after the end of the Company's fiscal year. The employee may elect to defer some or all of the payment under the Company's deferred compensation plan. Bonuses will be paid only when the Compensation Committee certifies that the relevant financial goals established at the beginning of the fiscal year have been met, and the Compensation Committee has the right to reduce the amount of any award even if the goals have been attained.

New Plan Benefits

       Because the amounts to be received under the Amended and Restated MICP can only be determined based on the future performance of the Company and the eligible employees, it is not possible to determine the benefits that will be received by employees if the Amended and Restated MICP is approved by our shareholders. The table below sets forth the dollar amount of the award payments under the MICP for the 2014 performance year.

Name and Principal Position	2014 Annual Incentive

Daniel J. Starks Chairman, President and Chief Executive Officer	$1,470,612
John C. Heinmiller Executive Vice President	$762,736
Michael T. Rousseau Chief Operating Officer	$782,376
Eric S. Fain Group President	$562,519
Donald J. Zurbay Vice President, Finance and Chief Financial Officer	$348,997
Executive Officers as a Group	$6,390,022
Non-Executive Directors as a Group	$0
Employees, excluding Executive Officers, as a Group	$40,634,252

Footnotes

(1)
Actual amounts earned during 2015 or a future performance year may be less than, equal to, or greater than the amount shown depending upon the Company's performance during the applicable performance year.

The Board of Directors recommends a vote FOR approval of the Company's Amended and Restated Management Incentive Compensation Plan.

AMENDMENT TO OUR ARTICLES OF INCORPORATION AND BYLAWS TO DECLASSIFY OUR BOARD OF DIRECTORS

       Our Board of Directors is currently divided into three classes, and members of each class are elected to serve for staggered three-year terms. Included in the proxy statement for our 2011 Annual Meeting of Shareholders was a shareholder proposal requesting that our Board of Directors declassify our Board and establish annual elections of our Directors. Our Board of Directors did not oppose the proposal and made no voting recommendation to shareholders regarding the proposal. The Board stated that if shareholders approved the shareholder proposal, the Board would present for a vote of shareholders at the 2012 Annual Meeting of Shareholders an amendment to our Articles of Incorporation to declassify the Board. The shareholder proposal to declassify the Board was approved by shareholders, receiving approximately 94% of the votes cast on the proposal. Accordingly, the Company presented a proposal at our 2012 Annual Meeting of Shareholders to amend our Articles of Incorporation to declassify the Board. This proposal failed to meet the requisite shareholder vote required to pass and the Company subsequently resubmitted the proposal for shareholder consideration at the 2013 and 2014 Annual Meetings of Shareholders. This proposal again failed to meet the requisite shareholder vote required to pass at both the 2013 and 2014 Annual Meetings of Shareholders, and the Company is now resubmitting the same proposal for shareholder consideration at the 2015 Annual Meeting of Shareholders.

       Our Articles of Incorporation (Article IX, Sections 2 and 8) and Bylaws (Article II, Section 2(b)) contain provisions regarding the classification of the Board of Directors and the filling of Director vacancies. In light of the shareholder approval at our 2011 Annual Meeting of Shareholders to declassify the Board, the Board of Directors has approved amendments to these provisions in the Articles of Incorporation and Bylaws to declassify the board, subject to shareholder approval at the 2015 Annual Meeting of Shareholders, and is recommending such amendments to our shareholders.

       If adopted, the amendments would become effective immediately following the 2015 Annual Meeting of Shareholders. Therefore, Directors elected at the 2016 annual meeting and thereafter would be elected to one-year terms. In accordance with the shareholder proposal that was approved by the shareholders in 2011, the declassification of the Board would be phased in so that it does not affect the unexpired term of any Director elected before the 2016 annual meeting. Therefore, the Directors elected at the 2015 annual meeting will be elected to three-year terms, expiring at the 2018 annual meeting. The terms of the Directors elected at the 2014 annual meeting will expire at the 2017 annual meeting, and the terms of the Directors elected at the 2013 annual meeting will expire at the 2016 annual meeting. From and after the 2018 annual meeting, all Directors would stand for election annually. Any Director chosen as a result of a newly created directorship or to fill a vacancy on the Board of Directors would hold office until the next annual meeting of shareholders. The amendments would also eliminate the supermajority vote required to alter, amend or repeal these provisions in the future.

       Under the terms of the Articles of Incorporation and Bylaws, the proposed amendments must be adopted by the affirmative vote of at least 80% of the votes entitled to be cast by holders of all outstanding shares of common stock at the 2015 Annual Meeting of Shareholders. If the amendments are not adopted by shareholders, the Board of Directors will remain classified.

       The proposed amendments to our Articles of Incorporation and Bylaws are set forth in Appendix B to this proxy statement.

The Board of Directors recommends a vote FOR the proposal to amend our Articles of Incorporation and Bylaws to declassify our Board. Proxies will be voted FOR approval of the proposal unless otherwise specified.

PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

       The Audit Committee of the Board of Directors has appointed                as the Company's independent registered public accounting firm for 2015.                will audit our consolidated financial statements for 2015 and perform other services approved by the Audit Committee.

Audit and Other Fees

       The following table presents fees for professional services by type and amount charged to the Company during fiscal years 2014 and 2013 (in thousands):

	2014	2013

Audit Fees	$	$
Audit-Related Fees	$	$
Tax Fees	$	$
All Other Fees	$	$

Pre-Approval Policy for Audit and Permissible Non-Audit Services

       In 2003, the Audit Committee adopted the "Pre-Approval of Independent Auditor Services and Fees" policy. The policy requires that all services by the Company's independent registered public accounting firm be approved in advance by the Audit Committee and expresses a preference that non-audit services be performed by persons other than the Company's independent registered public accounting firm. Each year, the Audit Committee approves the performance of, and fees for, the annual audit. Once a year, the Audit Committee reviews general requests to approve non-audit matters, including fees, performed by the Company's independent registered public accounting firm. In addition, specific requests for non-audit services by the independent registered public accounting firm may be brought to the Audit Committee from time to time. The policy also prohibits engaging the independent registered public accounting firm to perform services prohibited by law.

       In 2013 and 2014, there were no fees paid to our independent registered public accounting firm that were not approved in advance by the Audit Committee.

Ratification of Appointment

       A proposal will be presented at the annual meeting to ratify the appointment of                as our independent registered public accounting firm for 2015 in order to ascertain the views of our shareholders on this appointment. If the shareholders do not ratify the appointment of               , the Audit Committee will reconsider its selection of the Company's independent registered public accounting firm for 2015. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating the Company's independent registered public accounting firm, may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. A representative of                will be present at the annual meeting and will have an opportunity to make a statement and to answer your questions.

The Board of Directors recommends a vote FOR ratification of the appointment of
               . Proxies will be voted FOR ratification of this appointment unless otherwise specified.

SHAREHOLDER PROPOSAL

       St. Jude Medical has been notified that UAW Retiree Medical Benefits Trust intends to present the following proposal for consideration at the annual meeting. UAW Retiree Medical Benefits Trust has represented to us that it is the beneficial owner of more than $2,000 in market value of our stock, has held such stock continuously for over one year and will hold such stock through the annual meeting. St. Jude Medical will provide UAW Retiree Medical Benefits Trust's address and the number of shares of our stock that it holds promptly after receiving an oral or written request from a shareholder.

       In accordance with SEC rules, the proposal, along with the supporting statement of the shareholder proponent, is set forth below. St. Jude Medical is not responsible for the content of the proposal or supporting statement. The Board of Directors opposes and unanimously recommends that you vote AGAINST the proposal for the reasons stated after the proposal.

 Shareholder Proposal – Proxy Access

       "Resolved: Shareholders of St. Jude Medical, Inc. (the "Company") ask the board of directors (the "Board") to adopt, and present for shareholder approval, a "proxy access" bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a sharehodler or group (the "Nominator") that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company's proxy card.

       The number of shareholder-nomined candidates appearing in proxy materials shall not exceed one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

a) have beneficially owned 3% or more of the Company's outstanding common stock continuously for at least three years before submitting the nomination;

b) given the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the "Disclosure"); and

c) certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator's communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company's proxy materials; and (c) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.

       The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the "Statement"). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

SUPPORTING STATEMENT

       We believe proxy access is a fundamental shareholder right that will make directors more accountable and contribute to increased shareholder value. The CFA Institute's 2014 assessment of pertinent academic studies and the use of proxy access in other markets similarly concluded that proxy access:

•
Would "benefit both the markets and corporate boardrooms, with little cost or disruption."

•
Has the potential to raise overall US market capitalization by up to $140.3 billion if adopted market-wide. (http://www.cfapubs.org/dio/pdf/10.2469/ccb.v2014.n9.1)

       The proposed bylaw terms enjoy strong investor support – votes for similar shareholder proposals averaged 55% from 2012 through September 2014 – and similar bylaws have been adopted by companies of various sizes across industries, including Chesapeake Energy, Hewlett-Packard, Western Union and Verizon.

We urge shareholders to vote FOR this proposal."

Board Recommendation

       The Board of Directors has considered the above proposal and recommends a vote AGAINST the proposal.

       The proposal is not in the best interests of our shareholders because it ignores the effective voice shareholders already have, undermines the critical role of the independent Governance and Nominating Committee, and would introduce unnecessary and potentially destabilizing dynamics into the Board election process. In short, the proposal advances a solution for a problem that does not exist at our Company, and does so at the risk of considerable harm to our Company.

The proposal advances a solution for a problem that does not exist at our Company.

       Our corporate governance policies and practices ensure that the Board is accountable to shareholders. For example:

•
Directors are elected by a majority vote standard with a requirement that any director who fails to receive the requisite number of votes to be elected must offer to resign;

•
We have an empowered, independent Presiding Director with substantial responsibilities;

•
Seven of our eight Board members are independent;

•
In response to shareholder concerns, we have proposed and supported an amendment to our articles of incorporation and bylaws providing for the annual election of directors for the fourth consecutive year.

       In addition to accountability, our governance policies and practices ensure that the opinions of our shareholders are heard and considered by the Board. Our shareholders are able to:

•
Propose director nominees to the Governance and Nominating Committee;

•
Communicate directly with one or more directors, including our Chairman and our Presiding Director; and

•
Submit proposals for consideration at an annual meeting and for inclusion in the Company's proxy statement for that meeting, subject to certain conditions and the rules and regulations of the SEC.

       We are committed to fostering open and honest dialogue with our shareholders and to continually improving our corporate governance practices. The Board believes that the Company's existing corporate governance policies provide the appropriate balance between ensuring Board accountability to shareholders and enabling the Board to effectively oversee the Company's business and affairs for the long-term benefit of shareholders.

The proposal would undermine the important role of the independent Governance and Nominating Committee.

•
Allowing shareholders to nominate competing candidates for director in our proxy statement would seriously undermine the role of the independent Governance and Nominating Committee and our Board in one of the most crucial elements of corporate governance, the election of directors. An effective board of directors is composed of individuals with a diverse and complementary blend of experiences, skills and perspectives. Our independent Governance and Nominating Committee and our Board are best situated to assess the particular qualifications of potential director nominees and determine whether they will contribute to an effective and well-rounded Board of Directors that operates openly and collaboratively and represents the interests of all shareholders, not just those with special interests.

•
The Governance and Nominating Committee, which is comprised entirely of independent, non-management directors who owe fiduciary duties to act in the best interests of all shareholders, has developed criteria and a process for identifying and recommending director candidates for election by our shareholders, which are described in our Corporate Governance Guidelines and discussed above under "Governance of the Company – Director Nomination Process."

•
As part of this process, shareholders can recommend prospective director candidates for the Governance and Nominating Committee's consideration as discussed above under "Governance of the Company – Director Nomination Process" and "Governance of the Company – Director Qualifications." Nominees proposed by shareholders for the Nominating and Board Governance Committee's consideration are evaluated and considered in the same manner as a nominee recommended by a Board member, management, search firm or other source.

       This process is carefully designed to identify and nominate director candidates who possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee our business and who can contribute to the overall effectiveness of our Board of Directors. The Governance and Nominating Committee also carefully reviews and considers the independence of potential nominees. Shareholders already have a voice in this process due to their ability to nominate potential directors for consideration by the Governance and Nominating Committee. Through this process, we believe that our Governance and Nominating Committee and Board achieve the optimal balance of directors and best serve the Company and all of our shareholders.

       Additionally, shareholders who want Board representation can solicit their own proxies. While proxy solicitation is an expensive undertaking, there is no reason why shareholders holding 3% of our outstanding shares (which at our fiscal year end share price would constitute approximately $5.4 billion worth of shares) should not, if they have a legitimate interest in sitting on the Board, bear the expense of soliciting proxies. This proxy access proposal would enable a holder or groups of holders of as little as 3% of our outstanding shares to completely bypass this process by placing directly into nomination candidates who may fail to meet the independence or other qualifications established by the Board, fail to contribute to the desired mix of perspectives, or fail to represent the interests of shareholders as a whole.

The proposal could have a number of other significant adverse consequences.

       The Board believes that proxy access may have a number of significant adverse consequences and could harm our Company, Board and shareholders by:

•
Encouraging Short-Term Thinking.  The Board believes that dealing with contested elections every year would not only be highly distracting to the Board and management, but could also cause the Board and management to focus on the short-term to the detriment of the interests of our shareholders. Additionally, the prospect of a reelection campaign could cause incumbent directors to become excessively risk averse, thereby impairing their ability to provide sound and prudent guidance with respect to our operations and interests.

•
Increasing the Influence of Special Interest Groups.  Proxy access would allow shareholders to use the proxy access process to promote their specific agenda rather than the interests of all shareholders and the Company's long-term business goals. Moreover, a shareholder could use the threat of a contested election, which could be very expensive and disruptive to the Company but almost cost-free for the shareholder, to extract concessions from the Company relating to that shareholder's special interest.

•
Significantly Disrupting Company and Board Operations.  With proxy access, contested director elections could become routine. Divisive proxy contests could occur every year and substantially disrupt Company affairs and the effectiveness of our Board without adding significant value to the current process. This could harm us in various ways, including the potential for high turnover leading to an inexperienced board that lacks sufficient knowledge and understanding of our current and past business to provide meaningful and effective oversight of our operations and long-term strategies. Abrupt changes in the composition of our Board could impair our ability to develop, refine, monitor and execute our long-term plans. In addition, our management and directors would be required to divert their time from managing and overseeing Company business to focusing on proxy contests in the election of directors. In fact, in 2011, the United States Court of Appeals for the District of Columbia invalidated the SEC's proxy access rule precisely because the Court determined that the SEC did not adequately assess the expenses and distractions resulting from proxy contests.

•
Discouraging Highly Qualified Director Candidates from Serving.  The prospect of routinely standing for election in a contested situation may deter highly qualified individuals from Board service.

       The Board believes that the current measures the Company employs for the nomination and election of members of the Board of Directors have led to a Board that is responsive to shareholder input and promotes a strategy of long-term value creation. Disruption of the Board's functioning could adversely affect the pursuit of our long-term strategy and put shareholder value at risk. For the foregoing reasons, we believe that this proposal is unnecessary, involves the risk of considerable harm to our Company and is not in the best interests of our shareholders.

The Board of Directors recommends a vote AGAINST this shareholder proposal. Proxies will be voted AGAINST the shareholder proposal unless otherwise specified.

SHAREHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING

       Under SEC rules, shareholders who wish to present a proposal at the 2016 Annual Meeting of Shareholders and have it included in our proxy statement for that meeting must submit the proposal in writing to Jason Zellers, Corporate Secretary, St. Jude Medical, Inc., One St. Jude Medical Drive, St. Paul, Minnesota 55117. We must receive your written proposal no later than November 25, 2015.

       Shareholders who intend to present a proposal at the 2016 Annual Meeting of Shareholders, but not to include the proposal in our proxy statement, must comply with the requirements established in the Company's Bylaws. Our Bylaws require, among other things, that a shareholder submit a written notice to the Corporate Secretary of the Company of the intention to bring a proposal before the meeting not less than 50 days nor more than 75 days prior to the meeting (or if less than 60 days' notice or prior public disclosure of the date of the annual meeting is given to shareholders, not later than the tenth day following the day on which the notice of the date of the annual meeting was mailed or such public disclosure was made).

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

       We have sent to our shareholders the Notice containing instructions on how to access this proxy statement and our 2014 Annual Report to Shareholders on-line. Shareholders who received a paper copy of this proxy statement were also sent a copy of our 2014 Annual Report. Both our 2014 Annual Report to Shareholders and our Annual Report on Form 10-K for the year ended January 3, 2015 are available on our website at www.sjm.com, by clicking on Investor Relations and Annual Reports and SEC Filings, respectively. Copies of the Form 10-K are available to any shareholder who submits a request in writing to St. Jude Medical, Inc., One St. Jude Medical Drive, St. Paul, MN 55117, Attention: Corporate Secretary. Copies of any exhibits to the Form 10-K are also available upon written request and payment of a fee covering our reasonable expenses in furnishing the exhibits.

"HOUSEHOLDING" OF PROXY MATERIALS

       The SEC rules allow a single copy of the Notice or proxy statement and annual report to be delivered to multiple shareholders sharing the same address and last name, or who we reasonably believe are members of the same family, and who consent to receive a single copy of these materials in a manner provided by these rules. This practice is referred to as "householding" and can result in significant savings of paper and mailing costs. Although we do not household for our registered shareholders, some brokers household St. Jude Medical Notices or proxy statements and annual reports, delivering a single copy of these documents to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of our Notice or proxy statement and annual report, or if you are receiving multiple copies of these documents and wish to receive only one, please notify your broker. We will deliver promptly upon written or oral request a separate copy of our Notice or proxy statement and annual report to a shareholder at a shared address to which single copies of these documents were delivered. For copies of these documents, shareholders should write to St. Jude Medical, Inc., One St. Jude Medical Drive, St. Paul, MN 55117, Attention: Corporate Secretary, or call (800) 328-9634.

OTHER MATTERS

       We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business properly comes before the annual meeting, the holders of the proxies will have discretionary voting authority to vote your shares as they deem in the best interest of the Company.

Daniel J. Starks Chairman of the Board of Directors, President and Chief Executive Officer

March 25, 2015

Appendix A

ST. JUDE MEDICAL, INC.

AMENDED AND RESTATED

MANAGEMENT INCENTIVE COMPENSATION PLAN

(AS ADOPTED ON DECEMBER ~~9, 2013~~8, 2014)

A-i

ST. JUDE MEDICAL, INC.
AMENDED AND RESTATED
MANAGEMENT INCENTIVE COMPENSATION PLAN
(AS ADOPTED ON DECEMBER ~~9, 2013~~8, 2014)

       Section 1.    Purpose.

       The Plan is designed to attract, retain and reward highly qualified executives who are important to the Company's success and to provide incentives relating directly to the financial performance and long-term growth of the Company.

       Section 2.    Definitions.

       As used in the Plan, the following terms shall have the meanings set forth below:

       (a)  "Board" shall mean the Board of Directors of St. Jude Medical, Inc.

       (b)  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

       (c)  "Committee" shall mean the Compensation Committee of the Board or any successor committee of the Board designated by the Board to administer the Plan. Each member of the Committee shall be an "outside director" within the meaning of Section 162(m) of the Code.

       (d)  "Company" shall mean St. Jude Medical, Inc., a Minnesota corporation, or any successor corporation and any other corporation in which St. Jude Medical, Inc. controls, directly or indirectly, 50% or more of the combined voting power of all classes of voting securities.

       (e)  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

       (f)   "Executive Officer" shall mean any officer of the Company subject to the reporting requirements of Section 16 of the Exchange Act.

       (g)  "Incentive Compensation" shall mean the cash incentive awarded to a Participant pursuant to terms and conditions of the Plan.

       (h)  "Participant" shall mean any Executive Officer and any other employee or class of management employees of the Company as may be designated by the Committee.

       (i)   "Plan" shall mean this St. Jude Medical, Inc. Management Incentive Compensation Plan, as amended from time to time.

       (j)   "Salary" shall mean the direct gross (as opposed to taxable) compensation earned by the Participant as base salary during the fiscal year, excluding any and all commissions, bonuses, incentive payments payable during the fiscal year, and other similar payments.

       Section 3.    Eligibility.

       Each fiscal year, the Committee shall designate those employees of the Company, including Executive Officers, who are eligible to receive Incentive Compensation under this Plan for the fiscal year.

       Section 4.    Administration.

       The awards under the Plan shall be based on the attainment of financial performance goals for the fiscal year, as determined for each Participant by the Committee. From time to time, the

Committee may designate an award granted pursuant to the Plan as an award of "qualified performance-based compensation" within the meaning of Section 162(m) of the Code (a "Qualified Performance Award"). The Committee shall administer the Plan and shall have full power and authority necessary to construe, interpret and administer the Plan to comply with the requirements of Section 162(m) of the Code. The Committee's decisions shall be final, conclusive, and binding upon all persons. Except with respect to Incentive Compensation payable to Executive Officers or any other employee who is a "covered employee" within the meaning of Section 162(m) of the Code, the Committee may delegate the establishment of performance goals, and the general powers of the Committee described above with respect to the Plan, to the Chief Executive Officer of the Company.

       (a)  Timing of Designations. Not later than 90 days after the beginning of a fiscal year, the Committee shall: (i) determine the percentage of the Participant's Salary that may be awarded as Incentive Compensation for the fiscal year, up to a maximum award under the Plan ~~of the greater~~ of $5,000,000 ~~or 1.5% of the Company's consolidated after tax net profits for the fiscal year~~; (ii) determine the Participants eligible to participate in the Plan for the fiscal year; (iii) determine financial performance goals as set forth in Section 5 herein for each Participant on which Incentive Compensation will be paid; (iv) determine each Participant's Incentive Compensation for the fiscal year; and (v) determine the frequency at which each Participant's Incentive Compensation will be paid when attained.

       (b)  Adjustments. Notwithstanding any provision of the Plan to the contrary, the Committee in its sole discretion may adjust the amount payable pursuant to an award; provided, however, that (1) the Committee may adjust downwards (but not upwards) the amount payable pursuant to a Qualified Performance Award, and (2) the Committee may not waive the achievement of the applicable performance goals established for a fiscal year with respect to a Qualified Performance Award, except in the case of the death or disability of the Participant or a change in control of the Company.

       (c)  Certifications. The Committee shall certify in writing prior to commencement of payment of the Incentive Compensation that the performance goal or goals under which the Incentive Compensation is to be paid has or have been achieved.

       Section 5.    Financial Performance Goals.

       With respect to any Participant who is an Executive Officer or a "covered employee" within the meaning of section 162(m) of the Code, the Committee shall establish performance goals based on net earnings; operating earnings or income; earnings growth; net income; cash flow (including operating cash flow, free cash flow, discounted cash flow return on investment, and cash flow in excess of cost of capital); earnings per share; earnings per share growth; stock price; total shareholder return; absolute and/or relative return on common shareholders equity; return on shareholders equity; return on capital; return on assets; economic value added (income in excess of cost of capital); independent customer satisfaction studies or indices; expense reduction; sales; ratio of operating expenses to operating revenues; market share; or the expenses or profitability of the Company or any division or subsidiary; or any combination of such goals for the fiscal year, or a portion thereof. For employees other than Executive Officers, subjective, individual performance goals may also be established. Any performance goal shall be established in a manner such that a third party having knowledge of the relevant performance results could calculate the amount to be paid to the Participant. Any such goal shall be established when the outcome of the goal is substantially uncertain. The Incentive Compensation may be paid in whole or in part upon the attainment of any one of the goals. Any performance goals that relate to Qualified Performance Awards shall comply with the applicable requirements of Section 162(m) of the Code and any regulations promulgated thereunder. To the extent consistent with Section 162(m) of the Code, the Committee may, when it establishes performance goals, also specify whether or not the applicable performance goals will be applied on a pre- or post-tax basis and whether or not the applicable performance goals will be adjusted to include or exclude objectively determinable components of any performance goals, including, without limitation, special charges such as restructuring or impairment charges, debt refinancing costs, extraordinary or noncash items, unusual, nonrecurring or one-time events affecting the Company or its financial statements or changes in law or accounting principles.

       With respect to any Participant other than an Executive Officer or any other employee who is a "covered employee" within the meaning of Section 162(m) of the Code, the Committee may establish performance goals based on criteria other than the financial performance of the Company specified above.

       Section 6.    Payment of Incentive Compensation; Nonassignability.

       The Incentive Compensation shall be paid only upon certification of the attainment of the pre-established performance goals by the Committee. Such Incentive Compensation shall be paid within 90 days of the end of the fiscal year, but any Participant who is eligible to participate in the Company's deferred compensation plan may elect to defer part or all of such Incentive Compensation under such plan. No Incentive Compensation or any other benefit under the Plan shall be assignable or transferable by the Participant during the Participant's lifetime.

       Section 7.    No Right To Continued Employment.

       Nothing in the Plan shall confer upon any employee any right to continue in the employ of the Company or shall interfere with or restrict in any way the right of the Company to discharge an employee at any time for any reason whatsoever, with or without cause.

       Section 8.    Amendment and Termination.

       The Committee may amend, modify, suspend or terminate the Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law. The Committee will seek shareholder approval of any amendment determined to require shareholder approval or to be advisable under the regulations of the Internal Revenue Service or other applicable law or regulation.

       Section 9.    Shareholder Approval of Plan.

       Any Qualified Performance Award shall be null and void and have no effect whatsoever unless the Plan shall have been approved by the shareholders of the Company at the Company's ~~2014~~2015 Annual Meeting of Shareholders. The Plan must be re-approved by shareholders no later than the first shareholder meeting that occurs in ~~2019~~2020 (i.e., the fifth year following the year in which the shareholders previously approved the Plan). No Qualified Performance Award shall be granted after such meeting of shareholders unless the shareholders have re-approved the Plan.

APPENDIX B

PROPOSED AMENDMENTS TO THE
ARTICLES OF INCORPORATION AND BYLAWS OF
ST. JUDE MEDICAL, INC. TO DECLASSIFY THE BOARD OF DIRECTORS

  Articles of Incorporation

       Article IX, Section 2 of St. Jude Medical, Inc.'s Articles of Incorporation, as amended, is hereby amended and restated to read in its entirety as follows:

  "Section 2. Commencing with the 2016 Annual Meeting of Shareholders, directors shall be elected annually for terms expiring at the next annual meeting of shareholders, except that any director at the 2016 Annual Meeting of Shareholders whose term expires at the 2017 Annual Meeting of Shareholders or the 2018 Annual Meeting of Shareholders shall continue to hold office until the end of the term for which such director was elected. From and after the 2018 Annual Meeting of Shareholders, all directors will stand for election annually. In the case of any vacancy on the Board of Directors, including a vacancy created by an increase in the number of directors, the vacancy shall be filled by election of the Board of Directors with the director so elected to serve until the next annual meeting of shareholders. All directors shall continue in office until the election and qualification of their respective successors in office. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director."

       Article IX, Section 8 of St. Jude Medical, Inc.'s Articles of Incorporation, as amended, is hereby amended and restated to read in its entirety as follows:

  "Section 8. Notwithstanding any other provision of these Articles of Incorporation or of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class of Voting Stock required by law or these Articles of Incorporation, the affirmative vote of at least 80% of the votes entitled to be cast by holders of all the outstanding shares of Voting Stock (as defined in Article XIII hereof), voting together as a single class, shall be required to alter, amend or repeal Section 3 of this Article IX.

  Bylaws

       Section 2(b) of Article II of St. Jude Medical, Inc.'s Bylaws, as amended, is hereby amended and restated to read in its entirety as follows:

       "(b) Commencing with the 2016 Annual Meeting of Shareholders, directors shall be elected annually for terms expiring at the next annual meeting of shareholders, except that any director at the 2016 Annual Meeting of Shareholders whose term expires at the 2017 Annual Meeting of Shareholders or the 2018 Annual Meeting of Shareholders shall continue to hold office until the end of the term for which such director was elected. From and after the 2018 Annual Meeting of Shareholders, all directors will stand for election annually. In the case of any vacancy on the Board of Directors, including a vacancy created by an increase in the number of directors, the vacancy shall be filled by election of the Board of Directors with the director so elected to serve until the next annual meeting of shareholders. All directors shall continue in office until the election and qualification of their respective successors in office. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director."

B-1

1 1 12345678 12345678 12345678 12345678 12345678 12345678 12345678 12345678 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 . x 02 0000000000 JOB # 1 OF 2 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date CONTROL # SHARES 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000230072_1 R1.0.0.51160 ST. JUDE MEDICAL, INC. ATTN: INVESTOR RELATIONS ONE ST. JUDE MEDICAL DRIVE ST. PAUL, MN 55117 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: For Against Abstain 1. Election of Directors 1a. John W. Brown 1b. Daniel J. Starks The Board of Directors recommends you vote FOR proposals 2, 3, 4, and 5: For Against Abstain 2. Advisory vote to approve the compensation of our named executive officers. 3. To approve the St. Jude Medical, Inc. Amended and Restated Management Incentive Compensation Plan. 4. To approve amendments to our Articles of Incorporation and Bylaws to declassify our Board of Directors. For Against Abstain 5 To ratify the appointment of as our independent registered public accounting firm for 2015. The Board of Directors recommends you vote AGAINST proposal 6: For Against Abstain 6 To act on a shareholder proposal regarding proxy access if properly presented at the meeting. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting

0000230072_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . ST. JUDE MEDICAL, INC. Annual Meeting of Shareholders May 7, 2015 8:30 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints Daniel J. Starks, John C. Heinmiller, and Jason A. Zellers or any one of them, as proxies, with full power of substitution to vote all the shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of St. Jude Medical, Inc., to be held May 7, 2015 at 8:30 a.m. central time, at the Minnesota History Center, 345 Kellogg Boulevard West, St. Paul, Minnesota, 55102 or at any adjournment thereof, upon any and all matters which may properly be brought before the meeting or adjournments thereof, hereby revoking all former proxies. The shares represented by this proxy will be voted as specified, but if no specification is made, the shares will be voted "FOR" each of the Director nominees, "FOR" Proposal 2, "FOR" Proposal 3, "FOR" Proposal 4, "FOR" Proposal 5, "AGAINST" Proposal 6 and in the discretion of the named proxies on all other matters. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: Continued and to be signed on reverse side

BARCODE 1 OF 2 12 15 1234567 1234567 1234567 1234567 1234567 1234567 1234567 See the reverse side of this notice to obtain proxy materials and voting instructions. Broadridge Internal Use Only Job # Envelope # Sequence # # of # Sequence # *** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on. You are receiving this communication because you hold shares in the above named company. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. Meeting Information Meeting Type: For holders as of: Date: Time: Location: 0000230071_1 R1.0.0.51160 ST. JUDE MEDICAL, INC. ST. JUDE MEDICAL, INC. ATTN: INVESTOR RELATIONS ONE ST. JUDE MEDICAL DRIVE ST. PAUL, MN 55117 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Annual Meeting March 10, 2015 May 07, 2015 May 07, 2015 8:30 AM CDT Minnesota History Center 345 Kellogg Boulevard West St. Paul, Minnesota 55102 For Meeting Directions: Please call 651-259-3000

Internal Use Only Please Choose One of the Following Voting Methods Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. How To Vote . Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: How to View Online: Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line. . . 0000230071_2 R1.0.0.51160 1. Annual Report 2. Notice & Proxy Statement Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 23, 2015 to facilitate timely delivery.

BARCODE 123456789012 123456789012 123456789012 123456789012 123456789012 123456789012 123456789012 123456789012 123456789012 123456789012 123456789012 123456789012 Broadridge Internal Use Only xxxxxxxxxx xxxxxxxxxx Cusip Job # Envelope # Sequence # # of # Sequence # Voting items 0000230071_3 R1.0.0.51160 The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 1a. John W. Brown 1b. Daniel J. Starks The Board of Directors recommends you vote FOR proposals 2, 3, 4, and 5: 2. Advisory vote to approve the compensation of our named executive officers. 3. To approve the St. Jude Medical, Inc. Amended and Restated Management Incentive Compensation Plan. 4. To approve amendments to our Articles of Incorporation and Bylaws to declassify our Board of Directors. 5 To ratify the appointment of as our independent registered public accounting firm for 2015. The Board of Directors recommends you vote AGAINST proposal 6: 6 To act on a shareholder proposal regarding proxy access if properly presented at the meeting. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS SPACE RESERVED FOR SIGNATURES IF APPLICABLE Reserved for Broadridge Internal Control Information Broadridge Internal Use Only Job # Envelope # Sequence # # of # Sequence # NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 0000230071_4 R1.0.0.51160